Exhibit 10.17

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 11, 2004, is by and among SSA GLOBAL TECHNOLOGIES, INC., a Delaware corporation (“Buyer US”), SSA GLOBAL TECHNOLOGIES LIMITED, which is organized under the laws of England (“Buyer UK”) BAAN FRANCE SA, which is organized under the laws of France (“Buyer France”), BAAN GLOBAL BV, which is organized under the laws of The Netherlands (“Buyer Netherlands”), BAAN HOLDING CENTRAL EUROPE GMBH, which is organized under the laws of Germany (“Buyer Germany”) (Buyer US, Buyer UK, Buyer France, Buyer Netherlands, and Buyer Germany, collectively “Buyers”), INVENSYS SYSTEMS, INC., a Delaware corporation (“ISI”), INVENSYS PRODUCTION SOLUTIONS LIMITED, which is organized under the laws of England (“Marcam UK”), INVENSYS PRODUCTION SOLUTIONS S.A., which is organized under the laws of France (“Marcam France”), INVENSYS PRODUCTION SOLUTIONS BV, which is organized under the laws of The Netherlands (“Marcam Netherlands”), and BAAN PROCESS SOLUTIONS GMBH, which is organized under the laws of Germany (“Marcam Germany”) (ISI, Marcam UK, Marcam France, Marcam Netherlands, and Marcam Germany, collectively, the “Sellers”).

W I T N E S S E T H :

WHEREAS, Sellers own the Invensys Marcam software business consisting of the entire business of each of Marcam UK, Marcam France, Marcam Netherlands, and Marcam Germany and the business of ISI conducted with and utilizing the Assets (defined below) (the “Business”).

WHEREAS, Buyers desire to purchase from the Sellers certain assets of the Business and assume certain liabilities related to the Business;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.             GENERAL PROVISIONS

1.1           DEFINITIONS.  Appendix A sets forth the definitions of certain terms used in this Agreement.  Those terms have the meanings set forth on Appendix A when used in this Agreement and identified with initial capital letters.

1.2           OTHER DEFINITIONS AND MEANINGS; INTERPRETATION.  For purposes of this Agreement, except when the context otherwise requires:

1.2.1        The term “parties” means all of the parties set forth in the introduction.

1.2.2        The term “person” includes any natural person, firm, association, partnership, corporation, limited liability company or partnership, governmental agency or other entity.

1.2.3        All dollar amounts or “USD” designations are United States Dollars.

1.2.4        When introducing a series of items, the term “including” is not intended to limit the more general description that precedes the items listed; and

1.2.5        The headings of the sections and subsections of the Agreement are included for convenience only and are not intended to affect the meaning of the operative provisions to which they relate.

2.             PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES.

2.1           PURCHASE OF THE ISI ASSETS.  Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, ISI will sell, transfer and assign to Buyer US free and clear of all liens and encumbrances except as permitted herein, and Buyer US will purchase from ISI all right, title and interest in and to all of the assets, privileges, rights, interests and claims, real and personal, tangible and intangible (other than the Excluded Assets as hereinafter defined) owned by ISI for use in or relating to the Business as conducted on the Closing including, without limitation, the items listed below (the “ISI Assets”):

2.1.1      All of the equipment, office equipment, machinery, furniture, tools, supplies, and other tangible personal property owned by ISI relating to the Business and located in the United States (the “US Equipment”);

2.1.2      The Business Intellectual Property of ISI and all Computer Hardware, Computer Software, Data and Products (including all Business Intellectual Property in respect of such Data and Products) with respect to the Business including, without limitation, those rights set forth on Schedule 2.1.2;

2.1.3      The rights, interests and obligations of ISI in, to and under all of the Intellectual Property Contracts of ISI, and any and all bids and pending requests for proposals;

2.1.4      The rights and interests of ISI in, to and under the lease for real property for the Business’ Newton, Massachusetts location, a summary of which is set forth on Schedule 2.1.4 (the “Newton Lease”);

2.1.5      The rights and interests of ISI in, to and under the leases for personal property as summarized on Schedule 2.1.5 (the “US Personal Property Leases”);

2.1.6      The accounts receivable and notes receivable related to the operation of the

Business (the “US Accounts Receivable”);

2.1.7      All of ISI’s goodwill and going concern value with respect to the Business; and

2.1.8      The books, records, sales literature, promotional literature, catalogues and similar materials relating to the operation of the Business or the Assets, wherever located (excluding, however, the minute book, stock ledger and similar corporate documents).

2.2           PURCHASE OF THE MARCAM UK ASSETS.  Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, or as soon as practicable thereafter after all applicable United Kingdom legal requirements are satisfied, Marcam UK will sell, transfer and assign to Buyer UK free and clear of all liens and encumbrances except as permitted herein, and Buyer UK will purchase from Marcam UK all right, title and interest in and to all of the assets, privileges, rights, interests and claims, real and personal, tangible and intangible (other than the UK Lease, the transfer of which shall be governed by the transfer deed attached hereto as Exhibit A (the “UK Deed”) and other than the Excluded Assets as hereinafter defined) owned by Marcam UK for use in or relating to the Business as conducted on the Closing Date including, without limitation, the items listed below (the “UK Assets”):

2.2.1      All of the equipment, office equipment, machinery, furniture, tools, supplies, and other tangible personal property owned by Marcam UK (the “UK Equipment”);

2.2.2      All of the Business Intellectual Property and all Computer Hardware, Computer Software, Data and Products (including all Business Intellectual Property in respect of such Data and Products) of Marcam UK;

2.2.3      The rights, interests and obligations of Marcam UK in, to and under all of Intellectual Property Contracts of Marcam UK, and any and all bids and pending requests for proposals;

2.2.4      The rights and interests of Marcam UK in, to and under the lease for real property dated 9 January 2004 between (i) University of Warwick Science Park Business Innovations Centre Limited and (ii) Marcam UK of property at Unit 6, Warwick Science Park Innovations Centre, Warwick Technology Park, Gallows Hill, Warwick (the “UK Property”) for the Business’ Warwick location, a summary of which is set forth on Schedule 2.2.4 (the “UK Lease”).

2.2.5      The rights and interests of Marcam UK in, to and under the leases for personal property as summarized on Schedule 2.2.5 (the “UK Personal Property Leases”);

2.2.6      All of Marcam UK’s accounts receivable and notes receivable (the “UK Accounts Receivable”);

2.2.7      The rights, interest and obligations of Marcam UK in, to and under all of the Customer Contracts to which Marcam UK is a party (the “UK Customer Contracts”);

2.2.8      All of Marcam UK’s goodwill and going concern value; and

2.2.9      The books, records, sales literature, promotional literature, catalogues and similar materials relating to the operation of the Business or the Assets, wherever located (excluding, however, the minute book, stock ledger and similar corporate documents).

At the Closing and without prejudice to any other provision of this Agreement, Marcam UK and Buyer UK shall enter into the UK Deed.

2.3           PURCHASE OF THE MARCAM FRANCE ASSETS.  Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, or as soon as practicable thereafter after all applicable French legal requirements are satisfied, Marcam France will sell, transfer and assign to Buyer France free and clear of all liens and encumbrances except as permitted herein, and Buyer France will purchase from Marcam France all right, title and interest in and to all of the assets, privileges, rights, interests and claims, real and personal, tangible and intangible (other than the Excluded Assets as hereinafter defined) owned by Marcam France for use in or relating to the Business as conducted on the Closing Date including, without limitation, the items listed below (the “French Assets”):

2.3.1      All of the equipment, office equipment, machinery, furniture, tools, supplies, and other tangible personal property owned by Marcam France (the “French Equipment”);

2.3.2      All of the Business Intellectual Property and all Computer Hardware, Computer Software, Data and Products (including all Business Intellectual Property in respect of such Products and Data) of Marcam France;

2.3.3      The rights, interests and obligations of Marcam France in, to and under all of the Intellectual Property Contracts of Marcam France, and any and all bids and pending requests for proposals;

2.3.4      The rights and interests of Marcam France in, to and under the lease for real property for the Business’ Puteaux location (the “French Property”), a summary of which is set forth on Schedule 2.3.4 (the “French Lease”).  In connection with the transfer of the French Lease, Buyers shall use commercially reasonable efforts to replace any guarantor in respect of the French Lease;

2.3.5      The rights and interests of Marcam France in, to and under the leases for personal property as summarized on Schedule 2.3.5 (the “French Personal Property Leases”);

2.3.6      All of Marcam France’s accounts receivable and notes receivable (the “French Accounts Receivable”);

2.3.7      The rights, interest and obligations of Marcam France in, to and under all of the Customer Contracts to which Marcam France is a party (the “French Customer Contracts”);

2.3.8      All of Marcam France’s goodwill and going concern value; and

2.3.9      The books, records, sales literature, promotional literature, catalogues and similar materials relating to the operation of the Business or the Assets, wherever located (excluding, however, the minute book, stock ledger and similar corporate documents).

At the Closing and without prejudice to any other provision of this Agreement, Marcam France and Buyer France shall enter into a deed of transfer called the “cession de fonds de commerce” to effect the transfer of the French Assets.  Such deed of transfer shall be substantially in the form attached hereto as Exhibit B (the “French Deed”).  The parties acknowledge that the transfer of the French Assets constitutes a sale of a “Going Concern” as regulated by French laws as of March 17, 1909 and June 25, 1935.

2.4           PURCHASE OF THE MARCAM NETHERLANDS ASSETS.  Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, or as soon as practicable thereafter after all applicable Dutch legal requirements are satisfied, Marcam Netherlands will sell, transfer and assign to Buyer Netherlands free and clear of all liens and encumbrances except as permitted herein, and Buyer Netherlands will purchase from Marcam Netherlands all right, title and interest in and to all of the assets, privileges, rights, interests and claims, real and personal, tangible and intangible (other than the Excluded Assets as hereinafter defined) owned by Marcam Netherlands for use in or relating to the

Business as conducted on the Closing Date including, without limitation, the items listed below (the “Dutch Assets”):

2.4.1      All of the equipment, office equipment, machinery, furniture, tools, supplies, and other tangible personal property owned by Marcam Netherlands (the “Dutch Equipment”);

2.4.2      All of the Business Intellectual Property and all Computer Hardware, Computer Software, Data and Products (including all Business Intellectual Property in respect of such Products and Data) of Marcam Netherlands;

2.4.3      The rights, interests and obligations of Marcam Netherlands in, to and under all of the Intellectual Property Contracts of Marcam Netherlands and any and all bids and pending requests for proposals;

2.4.4      The rights and interests of Marcam Netherlands in, to and under the lease for real property for the Business’ Eindhoven location (the “Dutch Property”), a summary of which is set forth on Schedule 2.4.4 (the “Dutch Lease” and collectively with the Newton Lease, the UK Lease, and the French Lease, the “Real Property Leases”).  In connection with the transfer of the Dutch Lease, Buyers shall use commercially reasonable efforts to replace any guarantor in respect of the Dutch Lease;

2.4.5      The rights and interests of Marcam Netherlands in, to and under the leases for personal property as summarized on Schedule 2.4.5 (the “Dutch Personal Property Leases”);

2.4.6      All of Marcam Netherlands’ accounts receivable and notes receivable (the “Dutch Accounts Receivable”);

2.4.7      The rights, interest and obligations of Marcam Netherlands in, to and under all of the Customer Contracts to which Marcam Netherlands is a party (the “Dutch Customer Contracts”);

2.4.8      All of Marcam Netherlands’ goodwill and going concern value; and

2.4.9      The books, records, sales literature, promotional literature, catalogues and similar materials relating to the operation of the Business or the Assets, wherever located (excluding, however, the minute book, stock ledger and similar corporate documents).

At the Closing and without prejudice to any other provision of this Agreement, Marcam Netherlands and Buyer Netherlands shall enter into a deed of transfer to effect the transfer of the

Dutch Assets.  Such deed of transfer shall be substantially in the form attached hereto as Exhibit C (the “Dutch Deed”).

2.5           PURCHASE OF THE MARCAM GERMANY ASSETS.  Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, or as soon as practicable thereafter after all applicable German legal requirements are satisfied, Marcam Germany will sell, transfer and assign to Buyer Germany free and clear of all liens and encumbrances except as permitted herein, and Buyer Germany will purchase from Marcam Germany all right, title and interest in and to all of the assets, privileges, rights, interests and claims, real and personal, tangible and intangible (other than the Excluded Assets as hereinafter defined) owned by Marcam Germany for use in or relating to the Business as conducted on the Closing Date including, without limitation, the items listed below (the “German Assets”) (the ISI Assets, the UK Assets, the French Assets, the Dutch Assets, and the German Assets, collectively, the “Assets”):

2.5.1      All of the equipment, office equipment, machinery, furniture, tools, supplies, and other tangible personal property owned by Marcam Germany (the “German Equipment”);

2.5.2      All of the Business Intellectual Property and all Computer Hardware, Computer Software, Data and Products (including all Business Intellectual Property in respect of such Products and Data) of Marcam Germany;

2.5.3      The rights, interests and obligations of Marcam Germany in, to and under all of the Intellectual Property Contracts of Marcam Germany, and any and all bids and pending requests for proposals;

2.5.4      The rights and interests of Marcam Germany in, to and under the leases for personal property as summarized on Schedule 2.5.4 (the “German Personal Property Leases” and collectively with the US Personal Property Leases, the UK Personal Property Leases, the French Personal Property Leases, the Dutch Personal Property Leases, and the German Personal Property Leases, the “Personal Property Leases”).

2.5.5      All of Marcam Germany’s accounts receivable and notes receivable (the “German Accounts Receivable”);

2.5.6      The rights, interest and obligations of Marcam Germany in, to and under all of the Customer Contracts to which Marcam Germany is a party (the “German Customer Contracts”)

2.5.6      The books, records, sales literature, promotional literature, catalogues and similar materials relating to the operation of the Business or the Assets, wherever located (excluding, however, the minute book, stock ledger and similar corporate documents); and

2.5.7      The rights, interest and obligations of Marcam Germany in, to and under all of the Customer Contracts to which Marcam Germany is a party (the “German Customer Contracts”).

At the Closing and without prejudice to any other provision of this Agreement, Marcam Germany and Buyer Germany shall enter into a deed of transfer to effect the transfer of the German Assets.  Such deed of transfer shall be substantially in the form attached hereto as Exhibit D (the “German Deed”).  Notwithstanding anything to the contrary contained in the German Deed, if any accounts receivables, notes receivables, or Assumed Liabilities that are described on the exhibits to the German Deed are not included in the calculation of the Final Working Capital (as finally determined pursuant to Section 3.3), such accounts receivables, notes receivables or Assumed Liabilities shall be deemed to be deleted from the exhibits to the German Deed.

2.6           ASSUMPTION OF LIABILITIES.  Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyers will assume and hold the Sellers harmless from all of the following liabilities and obligations of the Sellers: (i) the items listed on Schedule 2.6, and (ii) the operation of the Business or the Assets (excluding the UK Property in relation to which Section 2.9 shall apply) incurred on and after the Closing Date (the “Assumed Liabilities”).  Other than the Assumed Liabilities and except as otherwise provided for herein, Buyers shall not assume any liabilities, obligations or undertakings of the Sellers in connection with the Assets or the Business including, without limitation, the Excluded Liabilities.

2.7           EXCLUDED LIABILITIES.  The Excluded Liabilities (as defined below) will remain the sole responsibility of and will be retained, paid, performed and discharged solely by the Sellers.  “Excluded Liabilities” means all liabilities of the Sellers which are not Assumed Liabilities including, without limitation, those items listed on Schedule 2.7.

2.8           LEASED EQUIPMENT.  The Personal Property Leases shall be Assumed Liabilities, subject to obtaining the necessary consents.  Without limiting the generality of the foregoing and pursuant to Section 6.4.2.2 of this Agreement, Buyers shall continue to perform all obligations under the Personal Property Leases as if they were the direct lessees including, without limitation, making lease payments (even if the necessary consent has not been obtained), but only if, and only as long as, Buyers are able to enjoy the property leased pursuant to the Personal Property Leases as it is currently being enjoyed by the Sellers.  In the event that the Sellers are forced to pay off any of the Personal Property Leases in their entirety to avoid foreclosure or repossession by the lessor under such Personal Property Lease, Buyers shall be liable to the Sellers for all of the monthly payments that would have become due if the Sellers had not paid off the applicable Personal Property Lease in its entirety, but only if, and only as long as, Buyers are able to enjoy the benefits under such Personal Property Leases.

2.9           REAL PROPERTY LEASES.  At the Closing, the Real Property Leases shall be Assumed Liabilities; provided, that with respect to the French Lease, the Sellers shall have made a request in writing for the consent of the landlord for the assignment of such French Lease to the applicable Buyer (or Nominated Purchaser) prior to the Closing; and provided further, that with respect to the UK Lease, the terms relating to the assignment and assumption thereof shall be governed in accordance with the UK Deed.

2.10         NO FUNDING LOAN BALANCE.  Notwithstanding anything to the contrary contained herein, Buyers and the Sellers acknowledge that Buyers’ purchase of the Assets and assumption of the Assumed Liabilities does not, with respect to any funding loan arrangement: (i) entitle any Buyer to receive any receivables owed to the Sellers by any of its Affiliates, or (ii) create any liability on the part of any Buyer to assume any payables owed by the Sellers to any of its Affiliates (the “Funding Loan Balance”).  Such Funding Loan Balance shall be an Excluded Asset and an Excluded Liability.  The foregoing shall not apply to trade receivables or trade payables with respect to the Business which shall be handled as provided in Section 8.1.

2.11         EXCLUDED ASSETS.  Buyers acknowledge that they are not purchasing or receiving any assets other than the Assets.  Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, Buyers acknowledge that they are not purchasing the following assets: (i) cash of the Sellers including cash relating to the Business, (ii) any assets of a Seller that are not related to the Business, (iii) any assets of any Employee Benefit Plan, and (iv) those additional items listed on Schedule 2.11 (the “Excluded Assets”).

2.12         VEHICLES.  The leases for the vehicles set forth on Schedule 2.12 hereto (the “Vehicles”) shall be Assumed Liabilities, subject to obtaining the necessary consents.  The Sellers and Buyers shall use their best efforts to effect, on or prior to but in any event within ninety (90) days of the Closing, assignments of the leases for the Vehicles from the applicable Seller (or its Affiliates) to the applicable Buyer.  Without limiting the generality of the foregoing and pursuant to Section 6.4.2.2 of this Agreement, Buyers shall continue to perform all obligations with respect to the Vehicles including, without limitation, making lease payments

(even if the necessary consent has not been obtained), but only if, and only as long as, that Buyers are able to enjoy the benefit of the Vehicles as they are currently being enjoyed by the Sellers.  In the event that the Sellers are forced to pay off any of the Vehicle leases in their entirety to avoid foreclosure or repossession by the lessor under such Vehicle lease, Buyers shall be liable to the Sellers for all of the monthly payments that would have become due if the Sellers had not paid off the applicable Vehicle lease in its entirety but only if, and only as long as, Buyers are able to enjoy the benefit of the Vehicles.  Buyer may elect to return and surrender any of the Vehicles that it wishes not to assume, subject to the terms of the lease agreements for such Vehicles; provided however, that Buyers shall be responsible for any loss or penalty associated with the return of such Vehicles.  Buyers shall also have the benefit of any gain associated with the surrender of such Vehicles.

2.13         TRANSFER DEEDS.  In the event of any conflict and/or ambiguity between this Agreement and any provision of the UK Deed, the French Deed, the Dutch Deed, and the German Deed attached as Exhibits A, B, C and D, respectively, the provisions of this Agreement shall prevail between the Parties, except in relation to the UK Lease in respect of which the UK Deed shall prevail.

3.             PURCHASE PRICE, ADJUSTMENTS AND ALLOCATION.

3.1           PURCHASE PRICE.  The consideration to be paid by Buyers shall be $23,800,000 (the “Headline Price”), as adjusted at the Closing pursuant to Section 3.2 (the “Purchase Price”), and as further adjusted after the Closing pursuant to Section 3.3 (the “Final Purchase Price”).  Pursuant to Section 3.2, the consideration to be paid at the Closing shall be the Headline Price minus the amount by which the Estimated Working Capital (defined below) is less than the Target Working Capital (defined below) and shall be paid in immediately available funds and wired as follows (or to such other account that the Sellers notify Buyers of in writing within five (5) business days of Closing):

Bank:	Fleet Bank, N.A. (Boston, MA USA)
ABA Transit #:	011-000-138
SWIFT Address:	FNBBUS33
Account Name:	Invensys Systems, Inc.
Account Number:	5098-9542
Reference:	Proceeds from sale of Marcam

3.2           ADJUSTMENT AT THE CLOSING.  The target working capital of the Sellers with respect to the Business is zero (i.e., $0.00) (the “Target Working Capital”).  The estimated working capital of the Sellers with respect to the Business is negative $4,400,000.  Schedule 3.2 sets forth the line items to be used in calculating the

Final Working Capital (defined below) and, for illustrative purposes only, a sample working capital calculation with respect to the Business.

3.2.1        Pursuant to Section 3.2, the Purchase Price to be delivered at Closing shall be $19,400,000 (i.e., $23,800,000 minus $4,400,000).

3.2.2        The Headline Price, the Purchase Price, and the Final Purchase Price shall all be exclusive of VAT.

3.3           POST CLOSING PURCHASE PRICE ADJUSTMENT.

3.3.1        On or before the 15th day after the Closing Date, the Sellers will provide (or cause to be provided) Buyers with the information necessary (including, without limitation, information relating to any liabilities to be used to calculate the Final Working Capital) to prepare a balance sheet of the Business as of the Closing (the “Closing Balance Sheet”).  Within 45 days of Buyers’ receipt of such information, Buyers will deliver to the Sellers the Closing Balance Sheet, setting forth the final working capital with respect to the Business as of the Closing (as agreed upon pursuant to Sections 3.3.2 and 3.3.3, the “Final Working Capital”).  The Final Working Capital: (i) will reflect the items indicated on Schedule 3.2, as calculated in accordance with Appendix B; and (ii) will be prepared using accounting principles consistent with those used to prepare the March 31, 2004 management accounting statements consistently applied.  In the case of any conflict between subsections (i) and (ii) above, subsection (i) shall override subsection (ii).  The Closing Balance Sheet is subject to Sections 3.3.2 and 3.3.3.

3.3.2        On or prior to the 45th day after the Sellers’ receipt of the Closing Balance Sheet, the Sellers may give Buyers a written notice stating in reasonable detail its objections (an “Objection Notice”) to the Closing Balance Sheet.  Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor and shall be executed by the Sellers.  Any determination expressly set forth on the Closing Balance Sheet which is not objected to in the Objection Notice shall be deemed final and binding upon the parties hereto upon delivery of the Objection Notice.  If the Sellers do not give Buyers an Objection Notice within such 30-day period, then the Closing Balance Sheet and the Final Working Capital calculated thereunder will be conclusive and binding upon the parties hereto.

3.3.3        If the Sellers give a timely Objection Notice as described in Section 3.3.2 above, then Buyers and the Sellers will negotiate in good faith to resolve their disputes regarding the Closing Balance Sheet and the Final Working Capital calculated thereunder.  If Buyers and the Sellers are unable to resolve all disputes regarding the Closing Balance Sheet and the Final Working Capital calculated thereunder on or prior to the 30th day after the Objection Notice is given, then Buyers and the Sellers will jointly retain a national and reputable accounting firm (the “Independent Accounting Firm”) to resolve the dispute as soon as practicable, and in any event within 30 days.  Notwithstanding the foregoing, an Independent Accounting Firm may not have been retained by any party within five (5) years from the date of the selection relating to the such dispute and to the extent that the parties cannot agree on a national accounting firm, an Independent Accounting Firm may be a mutually acceptable reputable regional accounting firm.  The Independent Accounting Firm shall only decide the specific items under dispute by the parties and its decision for each such disputed item must be within the range of values assigned to each such item in the Closing Balance Sheet and the Objection Notice, respectively.  Each party shall promptly provide the Independent Accounting Firm with such supporting documentation as such party deems necessary or appropriate and as the Independent Accounting Firm may further request.  All determinations by the Independent Accounting Firm shall be conclusive and binding on the parties hereto and such determination shall be non-appealable.  The fees and expenses of the Independent Accounting Firm in connection with its review of the Closing Balance Sheet shall be allocated to Buyers and to the Sellers in proportion to the difference between the increase or decrease in the Closing Purchase Price based upon the Independent Accounting Firm’s determinations, on the one hand, and Buyers’ and Sellers’ determinations, on the other hand.  For example, if Buyers calculated the increase in the Closing Purchase Price to be $200,000, the Sellers calculate it to be $300,000, and the Independent Accounting Firm determines it to be $260,000, then the fees and expenses shall be borne 60% by Buyers and 40% by the Sellers.  Notwithstanding anything to the contrary in this Section 3.3, to the extent that any portion of the adjustment is undisputed, the parties agree that such undisputed amount will paid to the other party as soon as reasonably practicable after the determination of such undisputed amount.

3.3.4        The parties hereto shall make available to Buyers, the Sellers and, if applicable, the Independent Accounting Firm, such books, records, personnel and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Closing Balance Sheet, provided that Buyers and the Sellers and if applicable, the Independent Accounting Firm, shall agree to maintain the confidentiality of all such books, records and information.

3.3.5        If the Estimated Working Capital is less than the Final Working Capital, Buyers will pay to the Sellers such difference within fifteen (15) days after the determination of the Final Working Capital, plus interest thereon calculated at six percent (6%) per annum from the Closing Date to the actual date of payment.  If Buyers have not paid such difference within the fifteen (15) day period, the interest rate shall be increased thereafter to ten percent (10%) per annum until the actual date of payment.

3.3.6        If the Estimated Working Capital is greater than the Final Working Capital, the Sellers will pay to Buyers such difference within fifteen (15) days after the determination of the Final Working Capital, plus interest thereon calculated at six percent (6%) per annum from the Closing Date to the actual date of payment.  If the Sellers have not paid such difference within the fifteen (15) day period, the interest rate shall be increased thereafter to ten percent (10%) per annum until the actual date of payment.

3.3.7        The Purchase Price, as adjusted pursuant to this Section 3.3, will be the “Final Purchase Price.”  Notwithstanding anything to the contrary in this Section 3.3., the Final Purchase Price shall not exceed $20,400,000 less the sum of the Identified Receivables Amount and the Accounts Receivable Amount.

3.4           ALLOCATION OF PURCHASE PRICE.  The Purchase Price shall be allocated among the Sellers and the Assets as set forth on Appendix C.  If the Purchase Price is adjusted after the Closing pursuant to Section 3.3 above, then the allocation set forth on Appendix C will be restated to reflect the amount of such adjustment against the Assets to which such adjustment relates to arrive at the allocation of the Final Purchase Price.  For the purposes of the Purchase Price adjustment pursuant to Section 3.3, if it is not possible to identify to which Assets the adjustment relates, then the adjustment shall be made proportionately (among the Sellers and the Assets) consistent with the allocation set forth on Appendix C.  Thereafter, all other adjustments to the Purchase Price, if any, will be allocated by the respective Buyer (or Nominated Purchaser) and Seller first to Intellectual Property, second to goodwill and finally to other assets.  Such allocation, as so restated, will be adopted by the parties for all purposes, including purposes of taxation (including any stamp duties).

3.5           ACCOUNTS RECEIVABLE GUARANTEE.  If any accounts receivables related to the sales of Software licenses for Products invoiced during the month of June 2004, but excluding any portion of an invoice for maintenance and consulting services (the “Guaranteed Receivables”) are not collected in cash by Buyers by the earlier of (i) 120 days after the Closing Date and (ii) the date of settlement of the working capital adjustment pursuant to Section 3.2 hereof, then Buyers may elect to assign to the Sellers any such uncollected Guaranteed Receivables up to a maximum of $600,000, in which case such uncollected Guaranteed Receivables shall be 100% provided for in the calculation of the Final Working Capital, such that the Final Working Capital shall be reduced by such amount.  Buyers covenant to the Sellers that they shall use commercially reasonable efforts to collect the Guaranteed Receivables and perform services in the ordinary course with respect to the licenses underlying the Guaranteed Receivables to the extent the commitment to the applicable customer were made in the ordinary course.

4.             REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers hereby make the following representations and warranties to Buyers:

4.1           CORPORATE STATUS.  Except for matters set forth on Schedule 4.1 which would not, individually or in the aggregate constitute a Material Adverse Event with respect to the Seller, the Business, or the Assets, the Sellers are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization, and have the corporate power to own their properties and carry on their business as now being conducted.  Except for matters set forth on Schedule 4.1, which would not, individually or in the aggregate constitute a Material Adverse Event with respect to the Sellers, the Business, or the Assets, the Sellers are duly qualified or licensed to do business and in good standing in each jurisdiction in which the ownership or use of their assets or conduct of their businesses requires them to be so qualified or licensed, and are in good standing except where any such failure to be so qualified or licensed and in good standing would not inhibit any Seller’s ability to transfer the Assets to Buyers free and clear of any and all liens and encumbrances.

4.2           POWER AND AUTHORITY.  Except as set forth on Schedule 4.2, the Sellers have the legal right, power and authority to enter into this Agreement, to carry out the transactions contemplated by this Agreement and all other agreements and instruments contemplated hereby to which they are party.  This Agreement and the transactions contemplated hereby to which the Sellers are party has been duly authorized by all necessary action by the Sellers’ stockholders and board of directors.  Except as set forth on Schedule 4.2, all corporate or other proceedings and actions on the part of each of the Sellers required by law, its certificate of incorporation, bylaws (or any comparable charter document), this Agreement and any other agreements and instruments contemplated by this Agreement to which it is or will be a party, the performance of the obligations hereunder and thereunder to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly taken, and no other corporate or other proceedings or actions on the part of such Seller, its board of directors or its stockholders is necessary.

4.3           AUTHORIZATION; NO BREACH.  This Agreement and all other agreements or instruments contemplated hereby to which any Seller is a party, when executed and delivered by such Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles.  In particular, the signatories for Marcam German executing this Agreement and the German Deed have the requisite power and authority to execute the Agreement and the German Deed on behalf of Marcam Germany.  Except as set forth on Schedule 4.3, the execution, delivery and performance by the Sellers of this Agreement and all other agreements contemplated hereby to which the Sellers are party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Sellers, do not and shall not in any material respect (a) conflict with or result in a breach of any terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any encumbrance upon the Assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Governmental Authority pursuant to, (i) any law to which the Sellers or the Assets are subject, (ii) any material agreement, instrument, order, judgment or decree to which the Sellers or the Assets are subject, or (iii) the charter documents of any Seller without; provided, that none of the foregoing shall be qualified as to materiality with respect to the charter documents of any Seller.

4.4           OWNERSHIP OF THE ASSETS.  Except as disclosed on Schedule 4.4, the Sellers own the Assets free and clear of any and all liens, pledges, options, security interests, claims, charges, third party rights or any other restriction or encumbrance of any nature whatsoever.

4.5           NO BROKERS.  No broker, finder or financial advisor acting or who has acted on behalf of the Sellers is entitled to receive any brokerage or finder’s or financial advisory fee from any party in connection with the transactions contemplated by this Agreement.

4.6           FINANCIAL STATEMENTS.  Except as otherwise disclosed on Schedule 4.6 or as reflected in the notes to the unaudited financial statements contained on Schedule 4.6 (the “Financial Statements”): (i) the Financial Statements have been prepared consistently in accordance with the Sellers’ standard and customary principles and policies for the preparation of the Business’ management statements and accounting; and (ii) based on (i) above, the Financial Statements reasonably reflect, in all material respects, the financial condition and the results of operations of the Business as of the Financial Statements Date.

4.7           EVENTS SUBSEQUENT TO FINANCIAL STATEMENTS DATE.  Since the Financial Statements Date, no Material Adverse Event has occurred with respect to the Business.  Without limiting the generality of the foregoing, since the Financial Statements Date, the Sellers have conducted the Business only in the ordinary course of business consistent with past custom and practice, and, except as set forth on Schedule 4.7, none of the Sellers, with respect to the Business, have:

4.7.1        issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

4.7.2        discharged or satisfied any lien or paid any obligation or liability (absolute, accrued, contingent or otherwise), other than current liabilities paid in the ordinary course of business consistent with past custom and practice;

4.7.3        mortgaged or pledged any of the Assets, or subjected them to any lien, except Permitted Liens;

4.7.4        sold, assigned, transferred, leased, licensed, sublicensed or abandoned any of the Business’ assets, tangible or intangible (including, without limitation, any Business Intellectual Property), except licenses of its Products to end user customers in the ordinary course of business consistent with past custom and practice;

4.7.5        made or granted any bonus or any wage or salary increase to any Employee or group of Employees (other than wage increases in the ordinary course of business consistent with past custom and practice) or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or made or granted any severance or termination pay or entered into or amended any employment, consulting, or severance arrangement (other than in the ordinary course of business consistent with past custom and practice);

4.7.6        made capital expenditures or commitments therefor with respect to the Business in excess of $100,000 individually, or $250,000 in the aggregate;

4.7.7        suffered any damage, destruction or casualty loss exceeding $100,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

4.7.8        directly or indirectly engaged in any transaction or entered into any arrangement that was not an arm’s length transaction or arrangement;

4.7.9        changed their accounting methods, principles or practices;

4.7.10      effected any amendment, cancellation or termination of any contract, agreement or other instrument which is material to the Business;

4.7.11      incurred any liability, except liabilities incurred in the ordinary course of business consistent in both kind and amount with past practice to the extent such liabilities do not exceed $50,000 in the aggregate;

4.7.12      effected payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and consistent with past practice;

4.7.13      except with respect to borrowing activity pursuant to the Funding Loan Balance, borrowed money or guaranteed any indebtedness of others;

4.7.14      except with respect to lending activity pursuant to the Funding Loan Balance, lent any money or otherwise pledged the credit of the Sellers to any party;

4.7.15      failed to operate the Business in the ordinary course so as to preserve the Business intact, to keep available to the Sellers the services of key personnel, and to preserve for the Buyers the goodwill of the suppliers, customers and others having business relations with the Sellers;

4.7.16      cancelled or failed to continue, insurance coverages of the Business;

4.7.17      failed to pay any current obligations in accordance with the general practices of the Sellers; or

4.7.18      agreed, whether orally or in writing, to do any of the foregoing.

4.8           REAL PROPERTY.  No Seller owns real property related to the Business.  Schedule 4.8 sets forth the address of the Real Property Leases and a description of each such lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).  Except as disclosed on Schedule 4.8, the property leased under the Real Property Leases are the only real property interests used by the Sellers in conducting the Business.  Each respective Seller has a valid and binding leasehold interest in, free and clear of all encumbrances, and there exists no material default under the Real Property Leases.  The Sellers have not received any notice of default under, the Real Property Leases.  With respect to the Real Property Leases and except as disclosed on Schedule 4.8: (a) each Seller is in exclusive possession thereof and of all easements, licenses or rights required by applicable law for use and occupancy as are necessary to conduct the Business thereon; (b) no portion thereof is subject to any pending condemnation proceeding or other proceeding by any public or quasi-public authority materially adverse to the Real Property Leases and, to each Seller’s knowledge, there is no threatened condemnation or other proceeding with respect thereto materially adverse to the Real Property Leases; (c) none of the Sellers are parties to any written or oral agreements or undertakings with owners or users of properties adjacent to any facility located on any parcel of the Real Property Leases relating to the use, operation or maintenance of such facility or any adjacent Real Property Leases which would reasonably be expected to have a material adverse effect on the Real Property Leases; (d) none of the Sellers are a lessor or sublessor under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which any Seller has granted to any person the right to use or occupy all or any portion of the Real Property Leases; and (e) each Seller enjoys peaceful and undisturbed possession of the Real Property Leases.  No instrument of record, easement, license, use restriction, grant or applicable zoning, building or urban redevelopment law or other impediment of any kind prohibits or materially limits, impairs or interferes with, the operation of any Seller’s business in the ordinary course consistent with past practice, or materially affects the value of, the Real Property Leases or any item of personal property related thereto.

4.9           TANGIBLE PERSONAL PROPERTY.  Except for items disclosed on Schedule 4.9, each Seller (a) owns all of its personal property assets free and clear of any liens or encumbrances except for Permitted Liens; or (b) has valid and subsisting leases for all of its personal property and there are no material defaults thereunder.  Such assets and property taken as a whole are free from defects that are material to the Business Condition and the manner in which they are used is commercially reasonable.  All items underlying Personal Property Leases are in the possession of the Sellers and will be available to Buyers after the Closing, subject to consents of lessor that may need to be obtained; provided, however, that that the Sellers shall use commercially reasonable efforts to make such items available to Buyers (whether or not the necessary consents have been obtained).

4.10         SUFFICIENCY OF THE ASSETS.  Except for (i) the services that are referred to (as available or unavailable) in the Transition Services Agreement, and (ii) the Seller Group Policies described on Schedule 8.5, the Assets constitute all of the material property and material assets used or held for use in operating the Business and are adequate to conduct the Business as it is currently being conducted in the ordinary course consistent with past practice.

4.11         INTELLECTUAL PROPERTY.

4.11.1      Schedule 4.11 contains a complete list of all (a) patented and registered Owned Intellectual Property with respect to the Business (b) pending patent applications and applications for registration of other Owned Intellectual Property filed by or on behalf of the Sellers, (c) trade or corporate names utilized in operating the Business, (d) unregistered trademarks, service marks and copyrights that are material to the Business Condition, and (e) Licensed Intellectual Property (the “Business Intellectual Property”).

4.11.2      Except as otherwise set forth on Schedule 4.11, the Sellers own all right, title and interest to, or have a valid, enforceable and effective written license to use, free and clear of all liens and encumbrances, all of the Business Intellectual Property.

4.11.3      All material items of Owned Intellectual Property are presumed to be and to the knowledge of the Sellers are valid, enforceable, are not subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Sellers’ rights thereto, and have been used with all patent, trademark, copyright, confidential, proprietary, and other intellectual property notices and legends in a commercially reasonable manner.  To the knowledge of the Sellers, all Licensed Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Sellers’ rights thereto.

4.11.4      Except as otherwise set forth on Schedule 4.11, (a) there are no claims against the Sellers that are pending or, to the knowledge of the Sellers, threatened, asserting the invalidity, misuse or unenforceability of any of the Business Intellectual Property, and, to the knowledge of the Sellers, there is no basis for any such claim, (b) to the knowledge of the Sellers, the operation of the Business as currently conducted does not infringe, misappropriate or conflict with, any Intellectual Property of other Persons, and (c) to the knowledge of the Sellers, no third party has infringed, misappropriated or otherwise conflicted with any of the Business Intellectual Property.  The transactions contemplated by this Agreement will not impair the right, title or interest of the Sellers in and to the Business Intellectual Property in any way that is material to the Business Condition.

4.11.5      To the knowledge of the Sellers: (i) no person other than the Sellers (or their Affiliates prior to Closing) have any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the owned Intellectual Property, and (ii) no person is entitled to a royalty or similar payment with respect to Intellectual Property not owned by the Sellers, except for royalties paid to Third Party Software companies in connection with the sale of the Products pursuant to Customer Contracts.

4.11.6      The Sellers (or their Affiliates) have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all registered Business Intellectual Property.  All documentation necessary to confirm and effect the Sellers’ (or their Affiliates’) ownership of the registered Owned Intellectual Property, if acquired from other persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices.

4.11.7      There are no suits or claims pending, decided, or, to the knowledge of the Sellers, threatened or asserted concerning any Intellectual Property Contract, including any suit concerning a claim or position that the Sellers or another Person has breached any Intellectual Property Contract or that any Intellectual Property Contract is invalid or unenforceable.  The Sellers are in compliance with, and have conducted its business so as to comply with, all terms of all Intellectual Property Contracts in all material respects.

4.11.8      The Sellers have taken all commercially reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in the Business (collectively, “Business Trade Secrets”), including, but not limited to, entering into appropriate confidentiality agreements with all officers, directors, employees, and other persons with access to the Business Trade Secrets.  To the knowledge of the Sellers, no unauthorized disclosure of any Business Trade Secrets has been made.

4.11.9      To the knowledge of the Sellers, no current or former Employee is or was a party to any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such Employee’s employment by the Sellers such Employee’s performance of the Sellers’ Business, or any other activity that such Employee was hired to perform or otherwise performed on behalf of or in connection with such Employee’s employment by the Sellers.

4.12         COMPUTER HARDWARE AND COMPUTER SOFTWARE.  Except as disclosed on Schedule 4.12:

4.12.1      The Computer Hardware and Computer Software is adequate for the operation of the Business as currently conducted.

4.12.2      The Sellers’ Hardware is in good working condition (normal wear and tear excepted).  There has not been any material malfunction with respect to the Computer Hardware since the Financial Statements Date that has not been remedied or replaced in all material respects.

4.12.3      All of the Computer Software, Computer Hardware and Data is either owned solely and exclusively by the Sellers free and clear of all liens and does not infringe upon or violate any Intellectual Property rights or is used by or on behalf of the Sellers pursuant to a valid and enforceable contract or lease.  There are no suits or claims pending, decided, or, to the knowledge of the Sellers, threatened or asserted by or against the Sellers concerning any Computer Software, Computer Hardware or Data, including any suit or claim concerning a claim or position that the Seller or another party thereto has breached any contract relating thereto, and, to the knowledge of Seller, there is no valid basis for any such suits or claims.  To the knowledge of the Sellers, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Sellers or another party under any such contract.  No party to any such contract has given the Sellers notice of its intention to cancel, terminate or fail to renew any such contract.

4.12.4      All Computer Software (i) performs in all material respects in accordance with the documentation or other written material used in connection with it; (ii) is in machine readable form and contains all current revisions; (iii) is free of material defects in operations; and (iv) does not contain any Disabling Devices.

4.12.5      To the knowledge of the Sellers, the use of the Data by the Sellers prior to the Closing Date does not infringe or violate the rights of any person or otherwise violate any law or regulation.

4.13         PRODUCTS.  Except as disclosed on Schedule 4.13:

4.13.1      The Sellers are the sole and exclusive owners of the Products and all constituent parts thereof (excluding any Third Party Software contained therein) free and clear of all liens and, to the knowledge of the Sellers, the Products do not infringe upon or violate any Intellectual Property rights.

There are no suits or claims pending, decided, or to the Sellers knowledge, threatened or asserted by or against the Sellers concerning any Products, including any suit or claim that the Products (excluding any Third Party Software contained therein) (i) are not owned exclusively, by the Sellers; or (ii) contesting the right of the Sellers to use or exploit the Products, and, to the knowledge of the Sellers, there is no valid basis for any such suits or claims.

4.13.2      Schedule 4.13.2 contains a true and complete list of all Third Party Software, separated into the following categories and sub-categories: (i) Third Party Software that is embedded in one or more Products; and (ii) Third Party Software that is separate from the Products (i.e., an add-on Product) that is sold or licensed (bundled) together with one or more Products.

4.13.3      In all material respects, the Products perform in accordance with the Ancillary Product Materials, meet all contractual terms and written warranties provided to any customers who purchase or license, or have purchased or licensed, such Products from the Sellers.  The Products do not contain any Disabling Devices.

4.13.4      In all material respects, the source code for the Products (i) will compile into executable object code and such executable object code is capable of performing the functions described in the Ancillary Product Materials; and (ii) is sufficiently documented to enable a computer software developer of reasonable skill to understand, modify, repair, maintain, compile and otherwise use the material aspects of the Products without reference to other sources of information.

4.13.5      Schedule 4.13.5 contains (i) true and complete copies of the Sellers’ current versions of its standard Customer Contracts; (ii) a true and complete list of active customer names for all Customer Contracts; and (iii) a true and complete list of all other agreements pursuant to which the Sellers are obligated to provide support services with respect to the Products.

4.13.6      Except as disclosed on Schedule 4.13, the Sellers have not granted to any person, and, to the knowledge of the Sellers, no person other than the Sellers (including any independent contractors who have performed services for the Sellers) holds any rights in, or licenses to produce, support, maintain, modify, distribute, license, sublicense, sell, decompile, disassemble or reverse engineer, use in development or otherwise use, any of the Products.  There are no exclusive arrangements between the Sellers and any other person to license, sublicense, sell, use or distribute any of the Products.  Schedule 4.13.6 sets forth a true and complete list of all Reseller Agreements.

4.13.7      No person has a license to use or the right to acquire a license to use any future update or upgrade of the Products, except for customer rights to obtain licenses to future updates or upgrades of the Products that are generally provided to customers receiving support and/or maintenance services with respect to the Products, pursuant to existing Customer Contracts, and nothing restricts the Sellers’ ability to charge its customers for any such new update or upgrade, other than such Customer Contracts or an applicable Reseller Agreement.

4.13.8      No agreement pursuant to which the Sellers have licensed the use of the Products to any third party obligates the Sellers to develop and provide any specific improvement, enhancement, change in functionality or other alteration in the performance of the Products beyond the Sellers’ current Products.

4.14         DEFAULTS.  The Sellers are not in Default under any note, bond, debenture, mortgage, indenture, security agreement, guaranty, or other instrument of Indebtedness in any manner materially adverse to the Business Condition.

4.15         LITIGATION.  Except as otherwise disclosed on Schedule 4.15, (a) there exists no litigation, proceedings (including any arbitration proceedings), actions, causes of action, suits, pleadings, charges, complaints, demands, claims, or investigations at law or in equity pending or, to the knowledge of the Sellers, threatened against the Business; and (b) the Sellers are not in violation of any writ, injunction, order, or decree of any court, agency, or other Governmental Authority or settlement agreement, or which seek to enjoin the consummation of the transactions contemplated hereby.  No Seller is a party to any commitment letter or similar undertaking to, or is subject to any order, directive, writ, judgment, award, injunction or decree by, or has adopted any board resolutions at the request of, any Governmental Authority affecting the Assets or the Business.

4.16         MATERIAL CONTRACTS.  Schedule 4.16 sets forth a list of all material (i.e., contracts with annual revenue or expenditures exceeding $150,000 in the last 12 months, (except for employment agreements or arrangements disclosed on Schedules 4.17.1 or 4.18 or arrangements with Employees without contracts receiving in excess of $150,000 per annum) contracts relating to the Business (the “Material Contracts”).  Except as set forth on Schedule 4.16, (a) each such Material Contract relating to the Business is a valid, binding and enforceable obligation of the Sellers, and, to their knowledge, of the other party or parties thereto in accordance with their respective terms in all material respects; (b) the

Sellers, and to their knowledge, any other party to a Material Contract are not in Default under, in breach of or in receipt of any claim of Default or breach under any Material Contract in any material respect; (c) none of the Material Contracts contain an “anti-assignment,” “change in control,” “potential change in control” or similar provision, which would be triggered by the transactions contemplated hereby; (d) none of the Sellers is a party to any agreement (other than this Agreement) for the acquisition, sale, lease, pledge or other disposition of any of the Assets (by merger, purchase, syndication or sale of assets or otherwise); and (e) none of the Sellers are a party to or bound by any material contract or side letter relating to the Assets.

4.17         UNITED STATES EMPLOYEES, EMPLOYEE BENEFITS AND LABOR LAWS.

4.17.1      With respect to employees of ISI employed in the Business (the “U.S. Employees”), Schedule 4.17.1 sets forth an accurate and complete list of any employment, severance, retention, change in control, or other similar agreement, arrangement, or policy and employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other employee benefit plan, program or arrangement of any kind (a) that is currently maintained, sponsored, or contributed to by the Business with respect to U.S. Employees, (b) that is currently maintained, sponsored, or contributed to by any entity which is considered a single employer with respect to the Business for purposes of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) or Section 4001(a)(14) of ERISA (each such entity, an “ERISA Affiliate”) on behalf of any U.S. Employee or former U.S. Employee of the Business, or (c) with respect to which the Business currently has any liability or potential liability (the “U.S. Employee Benefit Plans”).  There are no consulting or independent contractor agreements or arrangements that are material to the Business Condition, or that would result in any costs or expenses for Buyer US at the Closing or upon their termination by Buyer US.

4.17.2      Schedule 4.17.2 sets forth an accurate and complete list of the U.S. Employees as of the date indicated on such schedule (the “U.S. Personnel List”).  On June 11, 2004 the Sellers e-mailed to Buyers an accurate and complete list, as of the date specified in the e-mail, of the U.S. Employees, their respective location, date of hire, current annual base salary, bonus payment for 2003, and any bonus opportunity for 2004.  Schedule 4.17.2 identifies the U.S. Employees who are not actively at work for any reason other than regular vacation as of the date hereof.  Schedule 4.17.2 also identifies any U.S. Employee who is on visa.  There are no outstanding loans to any U.S. Employees other than participant loans made from, and under the terms of, the Invensys 401(k) plan.

4.17.3      With respect to the Business, neither ISI nor any of its ERISA Affiliates has any obligation to contribute to (or any other obligation or liability, including current or potential withdrawal liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of ERISA).

4.17.4      To the knowledge of the Sellers, each U.S. Employee Benefit Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”) has been administered in compliance in all material respects with such requirements, and no ERISA Affiliate has any liability under COBRA that is or could become a liability of the Sellers.  Neither ISI nor any of its ERISA Affiliates has any obligations to provide health or life insurance or other welfare-type benefits for their current or future retired or terminated U.S. Employees, except under COBRA or as required under applicable state law.

4.17.5      Except as disclosed on Schedule 4.17.1, with respect to each U.S. Employee Benefit Plan, all required payments, premiums, contributions, distributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been timely made or properly accrued.  None of the U.S. Employee Benefit Plans has any unfunded liabilities which are not reflected on the appropriate balance sheet to the extent required to be accrued by the foregoing.

4.17.6      Except as disclosed on Schedule 4.17.1, the U.S. Employee Benefit Plans have been maintained, funded and administered in compliance in all material respects with their terms, the terms of any applicable collective bargaining agreement, and with the applicable provisions of ERISA, the Code and other applicable laws, and there has been no “prohibited transaction” (including without limitation as a result of any of the transactions contemplated hereby) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any U.S. Employee Benefit Plan after giving effect to the exemptions set forth in Section 4975(d) of the Code and Section 408(b) of ERISA or any other exemption applicable to the transactions contemplated by this Agreement.  To the knowledge of the Sellers, (a) no actions, suits or claims with respect to the U.S. Employee Benefit Plans (other than routine claims for benefits) are pending or threatened which could result in or subject the Sellers to any material liability and (b) there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims.

4.17.7      The U.S. Employee Benefit Plans and their related trusts that are intended to qualify under Section 401 of the Code have been determined by the IRS to qualify under such Section and, to the knowledge of the Sellers, nothing has occurred since the time of such favorable determination to cause the loss of such qualified status.

4.17.8      The Sellers have delivered or made available to Buyers complete and correct copies of each U.S. Employee Benefit Plan, or written summaries of any unwritten U.S. Employee Benefit Plan, any employee handbook applicable to U.S. Employees, and with respect to each U.S. Employee Benefit Plan, if applicable, the current summary plan description, related trust agreements or insurance contracts, the latest Internal Revenue Service (IRS) determination letter, and the most recent annual reports on IRS Form 5500 (including all required schedules and accountant’s opinions).

4.17.9      No union is the bargaining representative of any ISI employee with respect to the Business.  With respect to the Business, ISI is not a party to or bound by any collective bargaining agreement, nor, in the past three (3) years, has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  To the knowledge of ISI, it has not committed any unfair labor practice in the past three (3) years. To the knowledge of ISI, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to the Business, except as disclosed on Schedule 4.18 with respect to the Non-U.S. Business.

4.17.10    There are no complaints, charges, claims or grievances against ISI (with respect to the Business) pending or, to the knowledge of ISI, threatened to be brought or filed with any Governmental Authority, arbitrator or court based on or arising out of the employment by ISI of its officers, directors, employees, independent contractors, or agents.

4.17.11    No U.S. Employee has suffered an “employment loss” as defined in the Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et. seq., during the 90-day period ending on the date hereof.

4.17.12    With respect to any “defined benefit plan” within the meaning of Section 3(35) of ERISA, maintained or contributed to by ISI with respect to the Business and subject to ERISA: (a) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for premiums not yet due); (b) no notice of intent to terminate has been filed with the PBGC within the last six years and no proceeding to terminate any such plan has been instituted by the PBGC within the past six years; (c) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, has been incurred within the last six years; (d) no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; and (e) no lien has arisen under ERISA or the Code within the last six years on the Assets.

4.17.13    Except as disclosed on Schedule 4.17.1, the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not materially increase any benefits or result in the acceleration or creation of any rights of any person to benefits under any U.S. Employee Benefit Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any U.S. Employee Benefit Plan or the acceleration or creation of any rights under any severance or change in control agreement).  No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made to any “disqualified individual” (as defined in Section 280G(c) of the Code) in connection with the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event.

4.18         NON-UNITED STATES EMPLOYEES, EMPLOYEE BENEFITS AND LABOR LAWS.

4.18.1      The Sellers have disclosed to Buyers, or to their non-UK advisers, copies of the contracts of employment of each of the Non-U.S. Employees which are full and accurate in every respect as of the date hereof.

4.18.2      Schedule 4.18:

(a)           sets forth an accurate and complete list of the Non-U.S. Employees as of the date indicated on such schedule (the “Non-U.S. Personnel List”).  On June 11, 2004 the Sellers e-mailed to Buyers an accurate and complete list, as of the date specified in the e-mail, of the Non-U.S. Employees, their respective location, date of hire, current annual base salary, bonus payment for 2003, any bonus opportunity for 2004, and the health status of two (2) particular Non-U.S. Employees.  Schedule 4.18 identifies the Non-U.S. Employees who are not actively at work for any reason other than regular vacation as of the date specified in the e-mail.  Schedule 4.18 also identifies any Non-U.S. Employee who is on visa;

(b)           identifies each retirement, pension, savings, profit sharing, welfare benefit, share incentive, share option, bonus, incentive, deferred consideration, severance (including redundancy policies, practices or arrangements), retention, or other employee benefit plan, fund, program, agreement or arrangement of any kind that is maintained inside or outside of the United States and which is maintained, sponsored or entered into by the Sellers, or with respect to which Seller has any liability, for the benefit of Non-U.S. Employees (the “Non-U.S. Plans” and collectively with the U.S. Benefit Plans, the “Employee Benefit Plans”);

(c)           identifies all current recognition, procedural, collective or other agreements between the Sellers and any trade union, works council or other body representing the Non-U.S. Employees;

4.18.3      With respect to each Non-U.S. Plan, all employer and employee contributions required by law or by the terms of such Non-U.S. Plan have been made, or, if applicable, accrued in accordance with normal practices of the Sellers (or their Affiliates) and each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

4.18.4      Except as disclosed in Schedule 4.18, the Sellers do not recognise to any extent any trade union, works council or other body representing the Non-U.S. Employees and are not a party to or bound by any collective bargaining agreement, nor, in the past three (3) years, have they experienced any strikes, grievances, claims of unfair employment practices, or other collective bargaining disputes.  To the knowledge of the Sellers, they have not committed any unfair employment practice in the past three (3) years and the Sellers have complied in all material respects with all obligations owed to the Non-U.S. Employees including under legislation, codes of practice, collective agreements, terms and conditions of employment and in respect of health and safety obligations. To the knowledge of the Sellers, there are no organizational efforts presently being made or threatened by or on behalf of any trade union, works council or other body representing the Non-US Employees with respect to the Business.

4.18.5      All personnel whose services are wholly or mainly utilised in the Non U.S. Business are employed by the Sellers.

4.18.6      There are no consulting or independent contractor agreements or arrangements that are material to the Business Condition, or that would result in any costs or expenses for the Buyers upon their termination by the Buyers.

4.18.7      All the Non-U.S. Employees are employed wholly or mainly in the Non-U.S. Business.

4.18.8      Except as set forth on Schedule 4.18, the Sellers have not made any redundancies within the Non-U.S. Business in the last two (2) years and have no current plans to make any such redundancies.

4.18.9      There are no outstanding loans to any Non-U.S. Employees.

4.18.10    Each Non-U.S. Employee’s contract of employment can be terminated in accordance with the notice period contained in that contract of employment (and in any event by 3 months’ notice or less) without giving rise to a claim for damages, severance pay or compensation other than a statutory redundancy payment or statutory compensation for unfair dismissal.

4.18.11    The Sellers warrant that:

(a)        the HBR Dobbin Pension Plans are personal pension schemes within the meaning given in section 630 of the Income and Corporation Taxes Act 1988;

(b)        they have provided to the Buyers details of the current employer and employee contributions payable to the HBR Dobbin Pension Plans, which contributions are set out in Schedule 4.18;

(c)        the Sellers’ liability to contribute to the HBR Dobbin Pension Plans is limited to matching the contributions paid by each of the Non-U.S. Employees listed on Schedule 8.2.12 to the HBR Dobbin Pension Plans subject to a minimum 3% and maximum of 5% of each of those Non-U.S Employees’ gross pensionable remuneration;

(d)        save for the contributions which are payable by any of the Sellers to or in respect of the HBR Dobbin Pension Plans as referred to in Section 4.18.11(c) above, none of the Sellers has any liability or obligation to or in respect of the HBR Dobbin Pension Plans.

4.19         ENVIRONMENTAL MATTERS.  Except as otherwise disclosed on Schedule 4.19, in all material respects (a) the conduct of the Business has been in compliance with all required environmental permits and Environmental Laws applicable to the

Business or the Assets; and (b) the Sellers have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, or owned or operated the Business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any other Environmental Laws applicable to the Business or the Assets.  The Sellers have not received any notice, report or other information regarding any unresolved violation of, or liability under, Environmental Laws with respect to the operations, properties or facilities of the Business

4.20         COMPLIANCE WITH OTHER LAWS.  Except as otherwise disclosed on Schedule 4.20 and insofar as is material to the Business Condition, the conduct of the Business has been in compliance with have with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Authority, and no action, suit, proceeding, hearing, investigations, charge, complaint, claim, demand, or notice has been served against any of them alleging any failure so to comply.

4.21         TAXES.  Except as otherwise disclosed on Schedule 4.21, (a) all Taxes owed with respect to the Business have been or will be paid when required by law; and (b) the assets of the Business are not encumbered by and will not be subject to the filing of any liens arising out of unpaid taxes which are due and payable or liability for taxes incurred with respect to the Business prior to Closing.

4.22         DEFERRED REVENUE.  Schedule 4.22 reasonably reflects in all material respects all deferred revenue of the Business and, except as specified on such schedule, such deferred revenue does not include any amounts for pre-paid maintenance or support beyond the one year anniversary of the date hereof and does not include any amounts subject to SOP 81.1 or “block-time” service or consulting contracts.

4.23         CONSENTS.  Except as set forth on Schedule 4.23, no approval or authorization of any Governmental Authority or of any third party is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of any of the transactions contemplated hereby.

4.24         GOVERNMENTAL PERMITS.  Each Seller owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Authorities which are necessary to entitle such Seller to own, lease or possess, and operate and use its assets and to carry on and conduct the Business substantially as currently conducted.  Each Seller has fulfilled and performed its obligations under each of such permits in all material respects and no suspension or cancellation of any of such permit is pending or, to the knowledge of such Seller, threatened and each of the permits is valid, subsisting and in full force and effect.

4.25         NO KNOWLEDGE OF BUYERS’ DEFAULT.  If, prior to the date hereof, any Seller (i) has actual knowledge of any facts or circumstances that such Seller believes to be a possible material breach of any of the representations and warranties of Buyers contained in this Agreement, and (ii) such Seller reasonably expects any such material breach to cause damage in excess of $500,000, such Seller shall assert its claims with respect to such matters before the Closing so that the parties can attempt to resolve them at that time.  Claims with respect to such matters, if not asserted before the Closing, may not be brought after the Closing.

4.26         SCOPE OF REPRESENTATIONS AND WARRANTIES.  The representations and warranties stated in this Section 4 are the only representations and warranties the Sellers have given to Buyers in connection with the transactions contemplated by this Agreement.  Except as set forth in this Section 4, the Sellers have not made, and hereby expressly disclaims, any other or further representation or warranty, either express or implied, concerning the subject matter of this Agreement.  THE WARRANTIES GIVEN IN THIS SECTION 4 ARE IN LIEU OF ALL OTHER WARRANTIES THE SELLERS MIGHT HAVE GIVEN TO BUYERS, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND IMPLIED WARRANTIES OF FITNESS FOR INTENDED USE.  All other warranties the Sellers or anyone purporting to represent the Sellers gave or might have given, or which might be provided or implied by law or commercial practice, ARE HEREBY EXCLUDED.

4.27         DISCLOSURE.  The representations and warranties contained in this Section 4 (and the schedules attached hereto) do not contain any untrue statement of material fact or omit to state any material fact reasonably necessary in order to make the statements and information contained in this Section 4, in light of the circumstances under which they were made, (and the schedules attached hereto) not misleading.  The Sellers do not have knowledge of any fact that has specific application to any aspect of the Business (other than general economic or industry conditions) that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Business taken as a whole that has not been set forth in this Agreement (or any schedule or exhibit hereto).

4.28         INSOLVENCY.  No procedure relating to bankruptcy, insolvency, moratorium or equivalent procedure (provided that the term “equivalent procedure” shall not apply to Marcam Germany) in relating to any of the Sellers in the various jurisdictions governing the Sellers has been commenced and the Sellers are not aware of any circumstances which may give rise to any right to commence such proceedings.

4.29         BASIS OF REPRESENTATIONS AND WARRANTIES. Where a statement contained in this Agreement is said to be to the “Sellers’ knowledge” (or words of similar import) such expression means that the persons listed on Schedule 4.29 believe the statement to be true, accurate, and complete based on their actual knowledge after making reasonable inquiry.

5.             REPRESENTATIONS AND WARRANTIES OF BUYERS. Buyers hereby makes the following representations and warranties to the Sellers:

5.1           CORPORATE STATUS.  Buyers are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization, and have the corporate power to own their properties and to carry on their businesses as now being conducted.

5.2           POWER AND AUTHORITY.  Buyers have the legal right, power and authority to enter into this Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate action of Buyers.

5.3           NO BROKER.  Except as set forth on Schedule 5.3, no broker, finder or financial advisor acting or who has acted on Buyers’ behalf is entitled to receive any brokerage or finder’s or financial advisory fee from any party in connection with the transactions contemplated by this Agreement.

5.4           AUTHORIZATION; NO BREACH.  The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Buyers are a party or by which Buyers are bound have been duly authorized by Buyers.  This Agreement and all other agreements contemplated hereby to which Buyers are a party, when executed and delivered by Buyers in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyers, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles.  Except as set forth on Schedule 5.4, the execution, delivery and performance by Buyers of this Agreement and all other agreements contemplated hereby to which Buyers are a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyers, do not and shall not in any material respect (a) conflict with or result in a breach of any terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority pursuant to, (i) the organizational documents of Buyers, (ii) any law to which Buyers are subject, or (iii) any material agreement, instrument, order, judgment or decree to which Buyers are subject.

5.5           NO LAWSUITS; CONSENTS.  There is no lawsuit, proceeding or investigation pending or, to the knowledge of Buyers, threatened against Buyers which might prevent the consummation of any of the transactions contemplated by this Agreement and, except as otherwise described in Section 6 of this Agreement, no approval or authorization of any governmental authority or of any third party on the part of Buyers is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of any of the transactions contemplated hereby.

5.6           NO KNOWLEDGE OF SELLERS’ DEFAULT.  If, prior to the date hereof, any Buyer (i) has actual knowledge of any facts or circumstances that such Buyer believes to be a possible material breach of any of the representations and warranties of the Sellers contained in this Agreement, and (ii) such Buyer reasonably expects any such material breach to cause damage in excess of $500,000, such Buyer shall assert its claims with respect to such matters before the Closing so that the parties can attempt to resolve them at that time.  Claims with respect to such matters, if not asserted before the Closing, may not be brought after the Closing.

5.7           BASIS OF REPRESENTATIONS AND WARRANTIES. Where a statement contained in this Agreement is said to be to “Buyers’ knowledge” (or words of similar import) such expression means that the persons listed on Schedule 5.7 believe the statement to be true, accurate, and complete based on their actual knowledge after making reasonable inquiry.

6.             ACTIONS BEFORE THE CLOSING.

6.1           GENERAL.  Each of the parties hereto shall use its commercially reasonable efforts, in good faith, to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

6.2           INTERIM CONDUCT OF THE BUSINESS.  The Sellers covenant to Buyers that, from the date hereof until the Closing, except as contemplated by this Agreement or as otherwise agreed by Buyers, they shall:

6.2.1        carry on the operation of the Business in the ordinary course consistent with past practice (including, without limitation, the payment of creditors and the making of capital expenditures in accordance with past practice); provided, however, that the Sellers shall not make capital expenditures in excess of $100,000 in the aggregate, without the prior written consent of Buyers;

6.2.2        use reasonable endeavours to preserve and retain the goodwill and organization, and the Business Intellectual Property and the Products of the Business and existing relationships with customers and suppliers, employees and other persons having business relations with the Business;

6.2.3        maintain all licenses, franchises, and permits that are currently held by any Seller;

6.2.4        maintain all property and equipment consistent with past practices;

6.2.5        manage, incur obligations in respect of, or settle Intra-Group Trading Accounts in the ordinary course, consistent with past practice;

6.2.6        use commercially reasonable efforts to make all insurance claims, if any, with respect to the Seller Group Policies prior to the Closing;

6.2.7        use reasonable best efforts to hold the shareholder meeting with respect to Marcam France as specified on Schedule 4.2;

6.2.8        not do, suffer or permit to be done or agree to do any of the following:

6.2.8.1     the disposal, reorganization, change or discontinuance of any material part of the Assets or the Business;

6.2.8.2     any entry into, modification or termination of any Material Contract or Intellectual Property Contract;

6.2.8.3     make any amendment to the organizational or charter documents of any Seller;

6.2.8.4     other than in the ordinary course consistent with past practice, enter into any transactions with Affiliates that would survive the Closing;

6.2.8.5     make any changes to management personnel;

6.2.8.6     any change to its accounting principles;

6.2.8.7     increase the compensation or fringe benefits of any Employee, officer or director, grant any severance, termination, retention or change in control payment, or enter into any agreement or arrangement with respect to the foregoing; enter into or amend any employment or consulting agreement with any Employee, officer or director; establish, materially amend, or increase benefits under, any employee benefits plan; pay or agree to pay any pension, retirement, or other benefit that is not required by any plan or agreements existing as of the date of this Agreement; or

6.2.8.8     enter into any agreement or arrangement in contradiction of the foregoing.

6.3           GOVERNMENT APPROVALS.  On or before the Closing, the parties shall have prepared and filed all governmental notifications or filings necessary in order to consummate the transactions contemplated by this Agreement and shall have obtained any required governmental approvals.

6.4           CONSENTS.  From the date hereof until the Closing or such later time for acquiring consents as specified in this Agreement:

6.4.1        the parties will use all reasonable efforts to obtain all consents necessary for the transfer of the Assets to Buyers (or effective waivers thereof); and

6.4.2        if the parties are unable to obtain any such consent, approval, or waiver, by the Closing date then:

6.4.2.1     this Agreement shall not constitute or be deemed to be a contract to assign the same if an attempted assignment without such consent, approval, or waiver would constitute a breach of such item or create in the issuer or any party thereto the right or power to cancel or terminate such item;

6.4.2.2     the Sellers shall cooperate with Buyers to provide Buyers with the benefit of the Sellers’ rights under the Contracts and Customer Contracts, including enforcement (at Buyers’ expense) of any and all rights of the Sellers against such person as Buyers may reasonably request and to provide for Buyers to perform all post-Closing performance obligations of the Sellers under such Contract or Customer Contract.  As between Buyers and the Sellers, the Sellers shall be deemed to hold such Contract or Customer Contract in trust for and on behalf of and to the benefit of Buyers as of and from the Closing Date and any proceeds derived from a

Contract or Customer Contract shall be payable to Buyers and any obligation thereunder shall be performed or paid by Buyers; and

6.4.2.3     nothing contained in this Section 6.4 shall be construed to negate or diminish, as between the Sellers and Buyers, the Sellers’ covenants and obligations to transfer and deliver the Assets to Buyers as provided in this Agreement.

6.5           ACCESS.

6.5.1        The Sellers shall afford, and cause their, officers, directors, attorneys, accountants, advisors and other agents (the “Personnel”) to afford, to Buyers and their accounting, legal and other representatives, as well as their respective officers, employees, affiliates and other agents, upon reasonable request of Buyers, full and complete access during reasonable business hours to all premises, properties, Personnel, and customers of the Sellers and to all business, financial, legal, tax, compensation and other data and information (including, but not limited to all books, records (including tax records), contracts, customer lists and other documents and records (including any working papers of the Personnel)) concerning the Business and its affairs and operations; provided, however, that such access by Buyers shall not materially and adversely interfere with the business of the Sellers.

6.5.2        After the Closing and with respect to the Business, Buyers will use commercially reasonable efforts to prepare and send to the Sellers a set of management accounts in customary Invensys group format for the month of June 2004 and, if necessary, an interim period from July 1, 2004 through the Closing Date.

7.             CLOSING AND CONDITIONS TO CLOSING.

7.1           CLOSING.  Subsequent to the execution of this Agreement and subject to the satisfaction of the conditions set forth in Sections 7.2 and 7.3 below, the closing hereunder (the “Closing”) will occur on June 30, 2004, or such other date as the parties may agree to in writing (the “Closing Date”).  The Closing will be deemed to be effective as of 11:59 PM eastern time on the Closing Date (the “Effective Time”).  The parties will make the following deliveries and take the following actions at the Closing:

7.1.1        BUYERS’ DELIVERIES.  Buyers, as applicable, will deliver to the Sellers:

7.1.1.1     a sum in US Dollars equal in amount to the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Sellers; and

7.1.1.2     the agreements, documents, certificates, and other items referred to in Appendix D.

7.1.2        SELLERS’ DELIVERIES.  The Sellers, as applicable, will deliver to Buyers:

7.1.2.1     an acknowledgement of the Sellers’ receipt of the Purchase Price, when delivered; and

7.1.2.2     the agreements, documents, certificates, and other items referred to in Appendix E.

7.2           CONDITIONS TO OBLIGATIONS OF BUYERS.  The obligations of Buyers to complete the purchase of the Assets at the Closing are subject only to the following conditions:

7.2.1        The Sellers shall have taken all corporate and other steps reasonably required to be taken by them in connection with the transactions contemplated by this Agreement and the Sellers shall have performed in all material respects all of the covenants required to be performed by them hereunder prior to the Closing.

7.2.2        The representations and warranties of the Sellers contained in Section 4 shall be true and correct at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to (i) constitute, individually, or in the aggregate, a Material Adverse Event on the Business, or (ii) result in an indemnification claim in excess of $3,000,000.  For the purposes of this Section 7.2.2 only, the amount of any liabilities, damages, claims, costs or expenses related to a breach of any Seller representation or warranty shall be considered without regard to any materiality qualification set forth therein.

7.2.3        All requisite governmental approvals and authorizations necessary for consummation of the transactions contemplated by this Agreement shall have been duly issued or granted.

7.2.4        There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated in this Agreement and no legal action or governmental investigation or inquiry which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

7.2.5        The Sellers shall have obtained the consent form Deutsche Bank to the sale of Assets contemplated by this Agreement, and Deutsche Bank shall have released any and all liens and encumbrances with respect to the Assets.  The Sellers will deliver to Buyers written confirmation of the foregoing at the Closing.

7.2.6        The Sellers shall have procured the necessary shareholder resolution of BTR France, SAS, adopting and approving the sale of the French Assets.

7.2.7        The sale of the German Assets shall have been approved by the Federal Cartel Office located in Germany.

7.3           CONDITIONS TO OBLIGATIONS OF THE SELLERS.  The obligations of the Sellers to complete the sale of the Assets at the Closing are subject only to the following conditions:

7.3.1        Buyers shall have taken all corporate and other steps reasonably required to be taken by it in connection with the transactions contemplated by this Agreement;

7.3.2        All representations and warranties of Buyers contained in Section 5 shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except as contemplated herein;

7.3.3        All requisite governmental approvals and authorizations necessary for consummation of the transactions contemplated by this Agreement shall have been duly issued or granted; and

7.3.4        There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated in this Agreement and no legal action or governmental investigation or inquiry which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

8.             CERTAIN COVENANTS.

8.1           INTRA-GROUP TRADING ACCOUNTS.  With respect to the operation of the Business, Buyers covenant to the Sellers and the Sellers covenant to Buyers that, after the Closing, all Intra-Group Trading Accounts outstanding as of the Closing will be paid in accordance with terms in effect as of the Closing or, if no such terms are specified, then within 30 days after the Closing.  For the avoidance of doubt, the Funding Loan Balance shall not apply to the payment of the Intra-Group Trading Accounts under this Section 8.1.

8.2           EMPLOYEE MATTERS.

8.2.1        ISI shall retain all liabilities and obligations (including without limitation all reporting obligations on Form 5500) under all Employee Benefit Plans for benefits accrued or attributable to and claims incurred during all periods on or before the Closing Date with respect to all US Employees and former US Employees (including retirees) of the Business (and any eligible dependants thereof).  A claim or expense is deemed incurred when the services that are the subject of the claim are performed, when the disability occurs (in the case of disability benefits), when the death occurs (in the case of life insurance), and based on the date services are provided in the case of a hospital stay.  For the avoidance of doubt, the provisions under this Section 8.2.1 shall create no liability on the Sellers in respect of any wages, salaries or other benefits regularly payable to any Employee (i.e., U.S. Employees and Non-U.S. Employees) after the Closing Date.

US EMPLOYEE MATTERS

8.2.2        As soon as practicable after the date of this Agreement, Buyer US and the Sellers shall mutually agree upon the timing and method of contacting the persons listed on the U.S. Personnel List (including the form of any written communications) regarding the transactions contemplated by this Agreement.  Subject to the procedures established pursuant to the immediately preceding sentence, Buyer US shall have the right, prior to the Closing Date, to contact such listed persons, as Buyer US deems appropriate in its discretion, for the purpose of making offers of employment with Buyer US effective as of the Closing Date, which shall be contingent upon the occurrence of the Closing and the consummation of the transactions contemplated by this Agreement.  Any U.S. Employee who receives and accepts an offer of employment from Buyer US is hereinafter referred to as a “Transferred U.S. Employee.”  At the Closing, the Sellers shall terminate each Transferred U.S. Employee and the offers of employment from Buyer US shall become effective immediately upon such termination by the Sellers.

8.2.3        Buyer US shall assume all liabilities and obligations arising under any claims for workers compensation and related benefits made by or incurred by the US Employees after the Closing Date.

8.2.4        For a period of at least six (6) months immediately following the Closing Date, Buyer US agrees to provide, or Buyer US shall cause its Affiliates to provide, each Transferred US Employees with: (a) while so employed, a base salary or wage rate with respect to such Employee being employed by Buyer US (or its Affiliates) that is not less than his or her base salary or wage rate in effect immediately prior to the Closing Date; and (b) while so employed, cash incentive opportunities (including, but not limited to, gainsharing, sales incentives and merit bonuses), employee benefit plans, programs and arrangements (other than stock-based or similar equity incentive plans) that are substantially similar in the aggregate to the cash incentive opportunities, employee benefit plans, programs and arrangements in effect immediately prior to the Closing Date.  Buyer US shall have sole responsibility for all liabilities and obligations arising after the Closing Date related to the Transferred US Employees (and their eligible dependents as appropriate), including COBRA obligations.  The Sellers shall have responsibility for satisfying the continuation coverage requirements of COBRA and any applicable similar laws of any state (but not to any extent beyond the requirements of COBRA and such other applicable state laws), arising in connection with any “qualifying event” occurring with respect to any U.S. Employee terminated by the Sellers as a result of the transactions contemplated by this Agreement; provided, however, that Buyer US shall reimburse the Sellers for the costs and expenses incurred by the Sellers in satisfying such continuation coverage requirements.  Subject to the provisions of this Section 8.2 and all applicable laws, on and after the Closing Date, Buyer US shall have the right to dismiss any or all Transferred US Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

8.2.5        To the extent that Buyer US (or an Affiliate of Buyers) terminates the employment of a Transferred US Employee during the six (6) months immediately following the Closing Date, Buyer US agrees to provide (or cause its Affiliates to provide), severance benefits substantially similar in the aggregate to the benefits provided under the standard severance guidelines of ISI (with respect to the Business) in effect immediately prior to the Closing Date, which require the terminated U.S. Employee to sign a release in order to receive severance benefits beyond the minimum benefits provided to any terminated Employee under such guidelines.  A copy of the applicable, general severance guidelines of the Sellers was e-mailed to Buyer US on June 11, 2004.  In addition, in accordance with Section 8.2.6, Buyer US shall reimburse the Sellers for all reasonable and ordinary out of pocket costs and expenses actually incurred by the Sellers in terminating any US Employees of the Business that are not Transferred US Employees.

8.2.6        As soon as reasonably practicable, but in no event later than 12:00 p.m. e.d.t. on June 21, 2004, Buyer US may deliver to ISI a schedule of the U.S. Employees that it may not wish to hire following the Closing Date (the “Non-Hire Notice”).  As soon as reasonably practicable, but in no event later than 12:00 p.m. e.d.t. on June 25, 2004, ISI shall provide Buyer US with an estimate of the approximate costs and expenses associated with severing each U.S. Employee listed on the Non-Hire Notice, together with the assumptions used to arrive at each such amount (the “Severance Schedule”).  ISI shall use its commercially reasonable efforts in good faith (i) to adhere to ISI’s standard severance guidelines, which require the terminated U.S. Employee to sign a release in order to receive severance benefits beyond the minimum benefits provided to any terminated Employee under such guidelines and, (ii) to minimize the costs and expenses associated with severing those U.S. Employees listed on the Non-Hire Notice.  In the event that the actual cost of severing any U.S. Employee will exceed the amount listed on the Severance Schedule, ISI, at the direction of Buyer US, shall either (i) terminate such U.S. Employee and pay the excess amount, which shall be reimbursed to ISI by Buyer US, (ii) terminate such U.S. Employee and pay only the amount listed on the Severance Schedule, in which case any and all liabilities arising out of the severance of such U.S. Employee (including any severance liabilities arising out of post-Closing claims and litigation) shall be the sole responsibility of Buyer US, or (iii) not sever such U.S. Employee, in which case Buyer US shall offer such U.S. Employee employment with Buyer US.  ISI and Buyer US shall consult with one another with respect to the Severance Schedule, and Buyer US shall submit its final determination of which U.S. Employees it wishes not to hire after the Closing Date no later than 9:00 a.m. e.d.t. on June 28, 2004.

8.2.7        Buyer US agrees to honor (or to take such corporate action as may be necessary to cause its Affiliates to honor), in all material respects, the obligations of the Sellers under the provisions of any employment, retention, severance (whether pursuant to individual contract, company policy or mandated by law), indemnification, or collective bargaining agreement between and among any of the Sellers and the US Employees.  Anything herein to the contrary notwithstanding, any U.S. Employee who is terminated by the Sellers and offered employment by Buyer US on terms and conditions (including location of employment) substantially similar to the terms and conditions (including location of employment) in effect immediately prior to the Closing Date, under the employment with the Sellers, shall not be entitled to any severance payments from either the Sellers or Buyer US.

8.2.8        In accordance with the terms of the Transition Services Agreement dated as of the Closing Date, for a period of up to three (3) months after the Closing Date, each Transferred U.S. Employee may continue to participate in the health and welfare benefit plans of the Business in which he or she participated immediately before the Closing Date.  Thereafter, Buyer US agrees to provide (or cause its Affiliates to provide) such health benefits to the Transferred U.S. Employees so as to ensure uninterrupted health coverage of all Transferred U.S. Employees.  The health plans of Buyer US shall grant credit for amounts paid by the Transferred U.S. Employees under the U.S. Employee Benefit Plans during the plan year (including applicable deductibles and annual out-of-pocket limits) and waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision.  On the first day of employment of each Transferred U.S. Employee, Buyer US shall allow each Transferred U.S. Employee to apply for coverage under the welfare benefit plans of Buyer US.  The Sellers shall provide the Transferred U.S. Employees with timely notice of their rights, if any, under the U.S. Employee Benefit Plans to continue or convert to individual coverage.

8.2.9        As soon as practicable following the Closing Date, Buyer US shall adopt and maintain a defined contribution plan or shall amend an existing defined contribution plan (in either case, “Buyer US’ DC Plan”) intended to be qualified under Section 401(a) of the Code.  As soon as practicable following the Closing Date, the Sellers shall cause or permit, as applicable, the account balances of the Transferred US Employees in the Invensys 401(k) Plan to be distributed in accordance with the terms of such plan, and Buyer US shall permit Transferred US Employees who are participants in such plan to roll over such distributions (excluding a rollover of outstanding participant loans, and any after-tax employee contributions) into Buyer US’ DC Plan.  Buyer US and the Sellers shall cooperate reasonably in good faith to effect such transfers or distributions as soon as practicable after the Closing Date.

8.2.10      Buyer US agrees that, with respect to all of their employee benefit plans, programs and arrangements covering or otherwise benefiting any of the Transferred US Employees on or after the Closing Date, service with the

Sellers shall be counted for purposes of eligibility to participate, vesting and, solely for purposes of vacation and severance, level of benefits (but, in the case of any defined benefit pension plan, or portion thereof for which Buyer US is not receiving a transfer of assets and past service liabilities, not for purposes of benefit accrual or other rights or entitlements inapplicable to newly hired similarly situated employees of Buyer US) to the same extent such service was counted under the corresponding employee benefit plans, programs, or arrangements of the Sellers prior to the Closing Date.

8.2.11      The Sellers shall have no obligation to cause any Employee to be fully vested under the Invensys 401(k) plan, except as otherwise may be required by applicable law or by the terms of such plan.

NON-US EMPLOYEE MATTERS

8.2.12      With respect to the three (3) Employees listed on Schedule 8.2.12, the Buyers shall assume the liability to contribute to the HBR Dobbin Pension Plans as specified in Section 4.18.11(c) and facilitate the payment of employer and employee contributions to the relevant HBR Dobbin Pension Plans provider for as long as such Employees are employed by the applicable Buyer.

8.2.13      Buyer UK shall: (a) establish with effect from a date no later than the Closing Date (or become a party to) a retirement benefits scheme which is approved or capable of approval under Chapter I or Chapter IV of Part XIV of the Taxes Act as an exempt approved scheme (“Buyer UK’s Scheme”), and (b) as soon as reasonably practicable after the Closing Date, send to all Pensionable Employees a notice, in a form agreed by the Sellers, setting out the particulars of the Buyers UK’s Scheme and offering membership of the Buyer UK’s Scheme with effect on and from the Closing Date on terms as to contributions and benefits which are reasonable and in line with market practice.

8.2.14      With respect to the Non-U.S. Employees, the parties to this Agreement acknowledge that the Regulations in the United Kingdom, France, the Netherlands and Germany implementing the Council Directive 2001/23/EC on the approximation of laws of the Member States relating to the safeguarding of employee’s rights in the event of transfers of undertakings, businesses or parts of undertakings or business (the “Transfer Regulations”) apply to the sale of the Non-U.S. Assets from the Sellers to the Buyers.

8.2.15      The Buyers shall indemnify the Sellers from and against any and all losses, liabilities, costs, claims, charges, demands, actions, damages, fines, penalties, compensation awards or expenses, including those of their legal advisers, which arise from the employment by any Buyer of the Non-U.S. Employees on or after the Closing Date or are attributable to any act or omission (whether before or after the Closing Date) by any Buyer in relation to any of the Non-U.S. Employees or any person who would have been a Non-U.S. Employee but for such act or omission of any Buyer and whether the act or omission takes place before or after the Closing Date. This shall include any liability arising out of the termination or dismissal by the Buyers of any Non-U.S. Employee or such other person, any failure by any Buyer to offer terms and conditions of employment and working conditions which are no less favourable than those which apply to the Non-U.S. Employees up to the Closing Date, and any failure by any of the Buyers to comply with its obligations (collectively referred to as the “Buyers’ Information Obligations”) to inform the Sellers in a timely fashion prior to the Closing Date of any measures that the relevant Buyer intends to take with regard to Non-U.S. Employees after the Closing Date in order to allow the Sellers properly to notify the relevant Non-U.S. Employees (or their representatives, as the case may be) of such measures pursuant to any obligation that the Sellers may have to that effect under any applicable law, including any failure by any Buyer to (i) comply with its obligations under regulation 10(3) of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (UK); (ii) give Marcam Germany such information at such a time as will enable Marcam Germany to perform the duty imposed on it by virtue of sec. 613 a para 5 German Civil Code; or (iii) give Marcam Netherlands such information at such a time as will enable Marcam Netherlands to perform the duty imposed on it by virtue of article 7: 665a of the Netherlands Civil Code

8.2.16      The Sellers shall indemnify the Buyers from and against any losses, costs, claims, charges, demands, actions, damages, fines, penalties, liabilities, compensation awards or expenses (including those of their legal advisers) incurred by the Buyers which are attributable to any breach or default (or alleged breach or default) by the Sellers prior to the Closing Date in relation to any of the Non-U.S. Employees or any former employee of the Sellers and which the Buyers may incur or suffer as a result of the application of the Transfer Regulations.  This shall include but not be limited to any liability arising out of the termination or dismissal of any Non-U.S. Employee or any former employee of the Sellers or any failure by the Sellers to comply with their information and consultation obligations under the Transfer Regulations, save that this Section 8.2.16 shall not apply where such failure by the Sellers to comply with their information and consultation obligations under the Transfer Regulations, or any liability incurred as a result of that failure, is a direct result of any non-compliance by the Buyers with the Buyers’ Information Obligations).  Sections 11.3 and 11.4 of the Agreement shall apply in respect of claims under this Section 8.2.16 as if they were Claims for the purpose of Section 11 of the Agreement.

8.2.17      If any contract of employment of a person who is not a Non-U.S. Employee has effect or is alleged to have effect as if originally made between any of the Buyers and such person as a result of the Transfer Regulations, then:

(a)           the relevant Buyer may, within two months of the Closing Date notify the Sellers of such person and if the relevant Buyer provides such notification, it shall give the Sellers a total period of 28 days from the date of such notification in which to offer employment to such person and for such person to accept that offer of employment;

(b)           if any of the Sellers make such an offer of employment, the Buyers shall give the relevant Seller all reasonable assistance to procure that such person accepts such offer of employment;

(c)           if, on the expiry of the 28 day period referred to in Section 8.2.17(a), such person has not accepted the relevant Seller’s offer of employment or if none of the Sellers has made an offer of employment to such person, the relevant Buyer may terminate the employment of such person forthwith; and

(d)           the Sellers shall indemnify the relevant Buyer from and against any liabilities, losses, costs, claims, charges, demands, actions, damages, fines, penalties, compensation awards or expenses (including those of its legal advisers), arising out of or in connection with such termination and from and against any sums payable to or in relation to such person under his contract of employment from the Closing Date to the date of such termination.

For the avoidance of doubt, if the relevant Buyer shall not terminate the employment of such person in accordance with this Section 8.2.16, such person shall be deemed to be and at all relevant times to have been a Non-U.S. Employee.

8.2.17      This Section 8.2 shall not create any third-party beneficiary rights nor shall it inure to the benefit of nor shall it be enforceable by any employee nor any person representing the interests of employees and no person who is not a party to this Agreement shall have any right under, inter alia, the Contracts (Rights of Third Parties) Act 1999 (UK) to enforce any of its terms.

8.3           TRANSITION SERVICES AGREEMENT.  The parties shall enter into a Transition Services Agreement in the form attached hereto as Exhibit E.

8.4           MARCAM AGREEMENT.  Prior to the Closing, Invensys plc and Buyer US shall negotiate in good faith to enter into an agreement for the resale of the Products.

8.5           INSURANCE MATTERS.

8.5.1        Schedule 8.5 provides a list of insurance policies maintained by the Sellers’ group in respect of the Business, except for such policies related to employee benefits (the “Seller Group Policies”).

8.5.2        Upon Closing, all Seller Group Policies (whether such policies are maintained with third party insurers or covered by the Sellers’ group) shall cease and no further coverage shall be available to any of the Buyers or Affiliates of Buyers under any such policies; provided, however, that Buyers shall retain the benefit of any claims that are insured on a “claims made” basis if any such claims have been notified to the Sellers’ group insurance department by the Sellers prior to the Closing Date.

8.5.3        Subject to the terms of any relevant policy, Buyers shall receive the benefit of “occurrence” based policies of insurance in relation to events occurring prior to the Closing Date but in respect of which no claim has yet arisen as of the Closing Date; provided, however, that in respect of such “occurrence” based policies Buyers shall be required to make the claim within 18 months of the Closing Date.

8.5.4        Buyers and the Sellers agree that any claims made under the insurance policies referred to in Section 8.5.1 in respect of the Business shall be administered and collected by the Sellers (or by a claims handler appointed by the Sellers) on behalf of Buyers.  Buyers shall cooperate fully with the Sellers to enable the Sellers to comply with the requirements of the relevant insurer, and Buyers shall provide such information and assistance as the Sellers may reasonably request in connection with any such claim.  Any monies received by the Sellers as a result of such claims shall be paid over to Buyers, net of all reasonable costs and expenses of recovery

(including, without limitation, all reasonable handling and collection charges by any claims handler appointed by the Sellers).

8.5.5        In respect of all claims under the insurance policies referred to in Section 8.5.1 notified to insurers as of the date of this Agreement and all claims subsequently brought under such insurance policies and relating to the Business, Buyers acknowledge that they shall be responsible for the deductible of $500,000 per claim for each insurance policy and will not be entitled to seek reimbursement of such deductible from the Sellers.  Buyers shall reimburse the Sellers within twenty (20) business days after receipt of the invoice for any deductible paid by the Sellers (including evidence of such payment) after the Closing Date with respect to claims made under the insurance policies referred to in Section 8.5.1 to the extent such deductible has been paid by the Sellers or their Affiliates or, if Buyers are invoiced directly by the insurance company for such deductible amount, it shall pay or cause such invoice to be paid within twenty (20) business days.

8.6           TAXES.

8.6.1        Buyers hereby acknowledge that the Sellers shall retain any and all Tax losses incurred related to the operation of the Business prior to the Closing Date for the purposes of Tax reporting to any Governmental Authority.  The Purchase Price shall be exclusive of any applicable Value Added Taxes (“VAT”), if any.  The parties to this agreement agree to cooperate to ensure that the transactions contemplated by this Agreement are exempt from any VAT, which shall be payable in addition by Buyer to the Seller, if applicable.  In the event that a Governmental Authority imposes VAT with respect to the transactions contemplated by this Agreement, the parties hereto further agree to cooperate reasonably in defending or appealing such Governmental Authority’s imposition of VAT.

8.6.2        The Sellers shall: (i) preserve the VAT records (the “VAT Records”) in each of the relevant jurisdictions in which the Sellers operate for such period as may be required by law in such jurisdictions; and (ii) so long as it preserves the VAT Records, permit Buyers reasonable access to them to inspect or make copies of them.

8.7           STAMP DUTIES AND TRANSFER TAXES.  Buyers shall pay and be responsible for the first $10,000 of stamp duties and transfer taxes in connection with the transactions contemplated hereby.  The Sellers shall be responsible for stamp duties and transfer taxes, if any, in excess of $10,000.  In the event of an assignment pursuant to Section 29 of this Agreement, any incremental increase in stamp duties caused by such assignment shall be borne by Buyers.

8.8           TRUST ARRANGEMENT.  If, after the Closing Date, any party receives any money, documents or other items related to the purchased Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities, such party shall hold such item in trust for the benefit of the other party, and shall deliver such item to the applicable party as promptly as is reasonably practicable to do so.

8.9           FICA/FUTA.  ISI will use commercially reasonable efforts to provide to Buyer US complete and accurate records of all withholding and other payments made by it in respect of FICA and FUTA taxes in respect of payments made to Transferred US Employees since January 1, 2004, it being understood that Buyer US will rely on such records for purposes of withholding such Taxes for the remainder of 2004 in accordance with Treasury Regulation Section 1.3121(a)(1)-1.

8.10         COOPERATION.  The Sellers hereby agree, at the sole expense of Buyers, to execute, deliver and file all such instruments, applications and documents, and take such actions as may reasonably be required by Buyers to enable Buyers to enjoy the full benefit of the Business Intellectual Property, including without limitation becoming registered owner of any registered Intellectual Property rights.  The Sellers also agree, at the sole expense of Buyers, to provide such information, documents, materials, or access to person as should be reasonably required by Buyers to establish, register, uphold or prove subsistence or ownership of any of the Business Intellectual Property or to enforce any such Business Intellectual Property.

8.11         COSTS OF INTELLECTUAL PROPERTY RECORDATION.  The Sellers shall be liable for all of the costs and expenses associated with updating, if necessary, all records (i.e., evidencing chain of title to the applicable Seller or Seller Affiliate) with the U.S. Patent and Trademark Office (or an applicable foreign office) with respect to the registered Owned Intellectual Property.  Thereafter, Buyers shall be responsible for all costs and expenses associated with recording the registered Owned Intellectual Property into the name of the respective Buyer.

9.             SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date, except that (i) the representations and warranties as to Taxes (i.e. Section 4.21) and Employees and Employee Benefits (i.e., Sections 4.17 and 4.18) will survive until 60 days after the expiration of the applicable statute of limitations, including extensions, (ii) the representations and warranties as to Environmental Matters set forth in Section 4.17 will survive until the third anniversary of the Closing Date, and (iii) the representations and warranties as to Intellectual Property,

Computer Hardware, Computer Software and Products set forth in Sections 4.11, 4.12, and 4.13 will survive until the second anniversary of the Closing Date; provided, that any claim for indemnity for which notice as required hereunder has been given before the expiration of the applicable representation or warranty shall survive until it is resolved.

10.          DISPUTE RESOLUTION.  If the parties have a dispute involving their respective rights and obligations under this Agreement, then the parties will resolve such dispute as follows:

10.1         DISPUTE NOTICE.  Either Buyers or the Sellers may at any time deliver to the other a written dispute notice setting forth, in reasonable detail, a brief description of the issues in dispute.  Such dispute notice shall also specify the provision or provisions of this Agreement and the facts or circumstances that are the subject matter of the dispute.

10.2         ARBITRATION.  The parties hereto agree to endeavor to settle all disputes, controversies or claims in good faith within ninety (90) days, or such longer period as may be mutually agreed upon, from the date that either party has given a dispute notice pursuant to Section 10.1 hereof.  If the parties are not able to reach a settlement, either party may submit the dispute, controversy or claim for settlement by binding arbitration in accordance with the American Arbitration Association’s rules in effect as of the date of this Agreement, or such other rules as the parties hereto may mutually agree in writing.  The place of arbitration shall be Boston, Massachusetts, or such other place as the parties agree to in writing.

10.3         EQUITABLE RELIEF.  Notwithstanding any other provision of this Section 10, either party may seek from a court of competent jurisdiction interim injunctive relief in order to maintain the status quo or protect such party’s rights under this Agreement pending resolution of a dispute pursuant to this Section 10.

11.          INDEMNIFICATION.

11.1         INDEMNIFICATION OF THE SELLERS.  Subject to the limitations in this Section 11, Buyers will indemnify and defend (in the case of third party claims) the Sellers and their Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”), and hold the Seller Indemnified Parties harmless, from and against the actual amount of any and all liabilities, damages, claims, costs, and expenses (including reasonable attorneys’ fees and costs incurred in enforcing the indemnity provided in this Section 11) which the Seller Indemnified Parties may suffer, sustain or become subject to, arising out of or resulting from each of the following:

11.1.1      any misrepresentation or breach of warranty by Buyers for which notice is given by the Sellers within the periods specified in Section 9;

11.1.2      non-performance by Buyers of any obligations or covenants to be performed on the part of Buyers under this Agreement;

11.1.3      the Assumed Liabilities;

11.1.4      any and all VAT arising as a result of the consummation of the transactions contemplated by this Agreement;

11.1.5      any severance payments or expenses arising under Sections 8.2.5 and 8.2.6;

11.1.6      any claims or expenses arising under Section 16; and

11.1.7      the operation of the Business and the Assets (including the Vehicles) with respect to liabilities arising, occurring or accruing after the Effective Time.

If and to the extent any provision of this Section 11.1 is unenforceable for any reason, Buyers hereby agree to make the maximum contribution to the payment and satisfaction of any liability, damage, claim, cost or expense for which indemnification is provided for in this Section 11.1 which is permissible under applicable law.

11.2         INDEMNIFICATION OF BUYERS.  Subject to the limitations in this Section 11, the Sellers will indemnify and defend (in the case of third party claims) Buyers and their Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”), and hold the Buyer Indemnified Parties harmless, from and against the actual amount of any and all liabilities, damages, claims, costs, and expenses (including reasonable attorneys’ fees and costs incurred in enforcing the indemnity provided in this Section 11) which the Buyer Indemnified Parties may suffer, sustain or become subject to, arising out of or resulting from each of the following:

11.2.1      any misrepresentation or breach of warranty by the Sellers for which notice is given by Buyers within the periods specified in Section 9;

11.2.2      any Taxes accruing with respect to the Business prior to the Closing Date;

11.2.3      the Retained Litigation;

11.2.4      the Excluded Liabilities;

11.2.5      non-performance by the Sellers of any obligations or covenants to be performed on the part of the Sellers under this Agreement; or

11.2.6                  except as otherwise contemplated by this Agreement, the operation of the Business and the Assets with respect to liabilities arising, occurring or accruing prior to the Effective Time.

If and to the extent any provision of this Section 11.2 is unenforceable for any reason, the Sellers hereby agrees to make the maximum contribution to the payment and satisfaction of any liability, damage, claim, cost or expense for which indemnification is provided for in this Section 11.2 which is permissible under applicable law.

11.3         CLAIMS.  If either Buyers or the Sellers desire to make a claim under Section 11.1 or 11.2 which does not involve a claim by any person other than the parties, then such party shall make such claim by delivering written notice to the other.  If either Buyers or the Sellers (the “Claimant”) desire to make a claim against the other (the “Indemnitor”) under Section 11.1 or 11.2 which involves a claim by a person other than the parties, then such claim will be made in the following manner and be subject to the following terms and conditions:

11.3.1      NOTICE.  The Claimant will give prompt notice to the Indemnitor of any demand, claim, litigation, action, suit, or proceeding (collectively, a “Claim”) at any time served on or to the knowledge of Claimant, instituted against the Claimant with respect to which the Claimant believes it would have a right of indemnification under Section 11.1 or 11.2; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to so notify.  In providing such notice, the Claimant shall only state the existence of such Claim and shall not admit or deny the validity of the facts or circumstances out of which such Claim arose.  Solely for purposes of determining whether the Claimant is entitled to indemnification under Section 11.1 or 11.2, the alleged facts or circumstances on which such Claim is based shall be treated as if they were true pending final resolution of the facts and circumstances out of which such Claim arose.

11.3.2      RESPONSIBILITY FOR DEFENSE.  Within 30 days after receipt of any such notice, the Indemnitor will, except as provided below, by giving written notice to the Claimant, have the right to assume responsibility for the defense of the Claim (at the Indemnitor’s own expense) in the name of the

Claimant or otherwise as the Indemnitor may elect; provided that the Indemnitor also agrees that it has responsibility to indemnify the Claimant with respect to such Claim.  The Indemnitor shall not be entitled to assume control of such defense (unless Claimant waives its rights hereunder) if (a) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (b) the Claimant reasonably believes an adverse determination with respect to the proceeding giving rise to such claim for indemnification would be detrimental to or injure the Claimant’s reputation or future business prospects, (c) the claim seeks an injunction or equitable relief against the Claimant, (d) a conflict of interest exists between the Indemnitor and the Claimant, or (e) the Indemnitor failed or is failing to vigorously prosecute or defend such claim.  In such event, the Claimant may take responsibility for the defense of the Claim with such counsel to be reasonably satisfactory to the Indemnitor and except for the case of clause (e), it shall do so at its own expense.  Subject to the provisions of Sections 11.3.3 and 11.3.4 below, the party having responsibility for defense of a Claim (the “Defending Party”) will have the full authority to defend, cure, adjust, compromise, or settle such Claim or appeal any judgement or ruling of a court or other tribunal in connection with such Claim in its own name and/or in the name of the other party.

11.3.3      RIGHT TO PARTICIPATE.  Notwithstanding a Defending Party’s responsibility for the defense of a Claim, the other party shall have the right to participate, at its own expense (other than any fees and expenses that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor) and with its own counsel, in the defense of a Claim and the Defending Party will consult with the other party from time to time on matters relating to the defense of such Claim.

11.3.4      SETTLEMENT.  A Defending Party will provide the other party with timely written notice of any proposed adjustment, compromise, or other settlement, including equitable or injunctive relief, of a Claim which the Defending Party intends to propose or accept.  If the Indemnitor is the Defending Party, the Indemnitor shall obtain the prior written consent of the Claimant before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Claimant or if such settlement does not expressly and unconditionally release the Claimant from all liabilities and obligations with respect to such claim, without prejudice.

11.4         MONETARY LIMITATION ON INDEMNIFICATION.  Notwithstanding the provisions of Section 11.2, the Sellers will not be obligated to indemnify, defend, or hold Buyers harmless from or against any liability, damage, claim, cost, or expense (including reasonable attorneys’ fees) pursuant to Section 11.2.1, (i) unless and until the aggregate of all liabilities, damages, claims, costs or expenses (including reasonable attorney’s fees) suffered by Buyers exceeds $400,000 (after which, the excess amount of liabilities, damages, claims, costs or expenses (including reasonable attorney’s fees) shall be payable in excess of the initial $400,000), and (ii) to the extent Buyers’ aggregate liability for all such liabilities, damages, claims, costs or expenses (including reasonable attorney’s fees) would exceed $3,000,000; provided, that this Section 11.4 shall not apply to (i) any fraudulent breach of any representation or warranty (ii) claims for indemnification for the Excluded Liabilities or the Retained Litigation, or (iii) any items that should have been disclosed, but were not, pursuant to any of Sections 4.15, 4.20, or 4.21.  For the purposes of determining whether the amounts in this Section 11.4 have been reached, the amount of any liabilities, damages, claims, costs or expenses (including reasonable attorney’s fees) related to a breach of a representation or warranty shall be considered without regard to any materiality qualification set forth therein; provided, however, that no claim shall be made under Section 11 or considered under this Section 11.4 unless such claim (or series of related claims) is greater than $25,000.

11.5         EXCLUSIVE REMEDIES.  Except for fraud and equitable remedies, the remedies provided in this Section 11 will be the parties’ exclusive remedies for claims arising out of or resulting from any misrepresentation, breach of warranty, breach of covenant, or non-performance of any obligation to be performed on the part of either party under this Agreement. UNDER NO CIRCUMSTANCES (EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS) WILL EITHER PARTY BE RESPONSIBLE FOR ANY EXEMPLARY OR PUNITIVE DAMAGES OR DAMAGES RESULTING FROM LOST BUSINESS OR LOSS OF PROFITS.

11.6         PAYMENT.  Any indemnification pursuant to this Section 11 shall be effected by wire transfer of immediately available funds to an account designated in writing by the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, within 15 days after the final determination thereof.

12.          FURTHER ASSURANCES AND ASSISTANCE.  The parties hereto each agree to execute such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.  In addition parties agree to cooperate reasonably with one another, at the requesting party’s sole cost, to the extent that such party reasonably requests access to documents, employees or data including, without limitation: (i) in the event that the either becomes the subject of an audit or investigation by a Governmental Authority, (ii) with respect to insurance claims and recoveries in accordance with Section 8.5, or (iii) in order for either party to be able to prepare Tax returns (including VAT) and payroll items.  Such requested information and documents shall be provided timely, so that the requesting party may meet any applicable filing deadlines.

13.          COVENANT NOT TO COMPETE.  For a period of two (2) years from and after the Closing Date, none of the Sellers or their Affiliates will, directly or indirectly, own, operate, lease, manage, control, engage in, or invest in (alone or in association with any person, firm, corporate or other business organization) any business activity anywhere in the world in competition with the Business as conducted as of the Closing Date; provided, however, that no business activity currently engaged in by the Sellers or their Affiliates shall be prohibited by this Section 13 including, without limitation, the Avantis and Wonderware businesses, and the ownership by the Sellers or their Affiliates of less than 5% of the outstanding stock of any publicly-traded corporation shall by itself not be deemed to be in contradiction of this Section 13.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 13 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

14.          EMPLOYEE NON-SOLICITATION.

14.1         The Sellers agree that during the period beginning on the date of this Agreement and ending on the third (3rd) anniversary of the Closing Date (the “Seller Non-Solicitation Period”), none of the Sellers or their Affiliates will directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is employed in the Business either on the date of this Agreement or on the Closing Date; provided, however, that the Sellers shall be allowed to contact and hire any Employee terminated by Buyers after the Closing or not hired by Buyers at the Closing Date.  In addition, this Section 14.1 shall not apply to an offer of employment resulting solely from an Employee’s unsolicited response to a general publicly available advertisement or a executive search performed by third parties that is not intended to circumvent this Section 14.1, provided that the Sellers do not violate the non-hire covenants of this Section 14.1.

14.2         Except as set forth in Section 8.2.2 of this Agreement, Buyers agree that during the period beginning on the date of this Agreement and ending on the first (1st)

anniversary of the Closing Date (the “Buyer Non-Solicitation Period”), none of Buyers or their Affiliates will directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is employed by ISI; provided, however, that Buyers shall be allowed to contact and hire any employee of ISI terminated by ISI after the Closing Date.  In addition, this Section 14.2 shall not apply to an offer of employment resulting solely from an Employee’s unsolicited response to a general publicly available advertisement or a executive search performed by third parties that is not intended to circumvent this Section 14.2, provided that Buyers do not violate the non-hire covenants of this Section 14.2.

14.3         If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 14 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

15.          NO DISPARAGEMENT.  Neither the Sellers nor any of their officers, directors, employees, agents or Affiliates shall intentionally disparage, holdup to public ridicule or otherwise reflect unfavorably upon Buyers, the Business, the Assets or any of the products and services related to the Business.

16.          POST CLOSING CLAIMS WITH RESPECT TO THE BUSINESS.  If, after the Closing, Buyers receive any claim from a third party with respect to the Business (including any product warranty claim arising under any valid and not expired product warranty included in the Customer Contracts) arising out of or in connection with any services performed by the Sellers prior to the Closing or additional services with respect to any service performed by the Sellers prior to the Closing, Buyers will satisfy such claim at Buyers’ expense.  In the event that Buyers reasonably believe that any claim (or group of related claims) is likely to result in costs and expenses in excess of $50,000, Buyers will give prompt notice to the Sellers to discuss the proper administration of such claim (or group of related claims).  Buyers will provide the Sellers with a written invoice for all actual and direct out-of-pocket costs and expenses (without profit or burden) incurred by Buyers in connection with their satisfaction of such claim (or group of related claims) arising out of or in connection with any services performed by the Sellers, but only in the event that Buyers’ costs exceed $50,000, and then only as to the amount in excess of $50,000.  Within 30 days after its receipt of an invoice from Buyers as set forth above, the Sellers will pay the properly invoiced amount.  Notwithstanding the foregoing, the Sellers’ obligations under this Section 16 shall not exceed the Purchase Price.

17.          NOTICES.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile (confirmed by one- or two-day courier service) or by one- or two-day courier service, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto.

If to Buyers:	SSA Global Technologies, Inc.
500 West Madison
Chicago, Illinois 60661
Attention: General Counsel
Facsimile: 312.474.7500

with a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Robert B. Loper, Esq.
Facsimile: 212.593.5955

If to the Sellers:

Company Secretary

Invensys plc
Carlisle Place
London SW1P 1BX
United Kingdom
Facsimile: 44.207.821.3806

with copies to:	Bryce D. Jewett III, Esq.
McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
Facsimile: 804.698.2249

David E. Morris, Esq.
Invensys Law Department
33 Commercial Street, B52-2K
Foxboro, Massachusetts 02035
Facsimile: 508.549.6698

18.          PRESS RELEASE. Neither Buyers nor the Sellers shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party hereto, unless required by law.

19.          CONFIDENTIALITY.  With respect to documents, information, or data of ISI that does not relate to the Assets or the Business, Buyers shall (i) maintain the confidentiality of such information, (ii) not disclose such information to a third party without ISI’s written consent, except as required by applicable law, and (iii) not make commercial use of such information.

20.          TERMINATION OF THIS AGREEMENT.

20.1         TERMINATION.  This Agreement may be terminated at any time prior to the date of Closing:

20.1.1      By the mutual written consent of the parties hereto;

20.1.2      By the Sellers if any condition to Closing which Buyers must meet becomes impossible to fulfill, unless such impossibility is the fault of a material breach hereunder by the Sellers;

20.1.3      By Buyers if any condition to Closing which the Sellers must meet becomes impossible to fulfill unless such impossibility is the fault of a material breach hereunder by Buyers; or

20.1.4      By Buyers, on the one hand, or the Sellers, on the other hand, if the Closing has not occurred on or before June 30, 2004, provided that the terminating party or parties are not then in material breach hereunder.

20.2         EFFECT OF TERMINATION.  In the event of termination under Section 20.1.1, no claim hereunder shall survive termination and each of the parties shall be responsible for its own expenses.  In the event of termination under Sections 20.1.2, 20.1.3 or 20.1.4, claims for damages hereunder, if any, shall survive such termination.

21.          ENTIRE AGREEMENT.  This Agreement, the Appendices, Exhibits and Schedules hereto represent the entire understanding and agreement and supersede all prior agreements, understandings or arrangements among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of such amendment, supplement, modification or waiver is sought.

22.          SECTION HEADINGS.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23.          APPLICABLE LAW.  This Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York without regard to its choice of law provisions.

24.          EXPENSES.  Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses.

25.          WAIVER.  Any party may, by written notice to another party:  (a) extend the time for the performance of any of the obligations or other actions of such other party; (b) waive any inaccuracies in the representations of such other party contained in this Agreement; or (c) waive compliance with any of the agreements of such other party contained in this Agreement or waive or consent to the modification of performance of any of the obligations of such other party.  No other action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition, or agreement contained herein.

26.          SEVERABILITY.  If any provision of this Agreement shall finally be determined to be unlawful, then such provision will be deemed to be severed from this Agreement and replaced by a lawful provision which carries out, as closely as possible, the intention of the parties and preserves the economic bargain contemplated by this Agreement and, in such case, each and every other provision of this Agreement will remain in full force and effect.

27.          INCORPORATION BY REFERENCE.  The Appendices, Exhibits and Schedules to this Agreement constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference.

28.          COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

29.          ASSIGNMENT.  Subject to the final sentence of this Section 29, it is acknowledged and agreed by the Sellers that any of the Buyers may assign and transfer any or all of their rights or obligations under this Agreement to any Nominated Purchaser at any time, provided that Buyers provide the Sellers with written notice of any such assignment on or before June 23, 2004.  Accordingly, the Sellers agree that the benefit and obligations of this Agreement may be assigned and transferred in whole or in part by any such Buyer without the consent of the Sellers to a Nominated Purchaser.  Upon execution and delivery by such Nominated Purchaser and the Sellers of an instrument of accession (pursuant to which the Nominated Purchaser gives to the Sellers representations and warranties substantially the same in all respects to those contained in Section 5 in respect of itself as at the date thereof and agrees to observe and be bound by all of the provisions of this Agreement as if the Nominated Purchaser were a party to this Agreement) such Nominated Purchaser shall have the benefit of the provisions of this Agreement and shall be bound by the obligations of this Agreement as if it were a party to this Agreement.  Notwithstanding any assignment pursuant to this Section 29, Buyer US shall remain jointly and severally liable for any and all obligations of any Buyer or Nominated Purchaser under Section 11.1 of this Agreement.

30.          NOTIFICATIONS.  To the extent that a notice requirement or other deadline falls on a Saturday, Sunday or a bank holiday in the United States, such notice requirement or deadline shall be automatically extended to the first business day that is not a Saturday, Sunday or bank holiday in the United States.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

SSA GLOBAL TECHNOLOGIES, INC.		INVENSYS SYSTEMS, INC.

By:	/s/ Kirk J. Isaacson	By:	/s/ Nathan Blackwell
Name:	Kirk J. Isaacson	Name:	Nathan Blackwell
Title	Executive Vice President & General Counsel	Title:	Attorney In Fact

BAAN GLOBAL BV		INVENSYS PRODUCTION SOLUTIONS BV

By:	/s/ Kirk Isaacson	By:	/s/ Nathan Blackwell
Name:	Kirk Isaacson	Name:	Nathan Blackwell
Title	Legal Representative	Title:	Attorney In Fact

SSA GLOBAL TECHNOLOGIES LIMITED		INVENSYS PRODUCTION SOLUTIONS LIMITED

By:	/s/ Brian Kite	By:	/s/ Nathan Blackwell
Name:	Brian Kite	Name:	Nathan Blackwell
Title	Vice President	Title:	Attorney In Fact

BAAN HOLDING CENTRAL EUROPE GMBH		BAAN PROCESS SOLUTIONS GMBH

By:	/s/ ILLEGIBLE	By:	/s/ Nathan Blackwell
Name:	ILLEGIBLE	Name:	Nathan Blackwell
Title	ILLEGIBLE	Title:	Attorney In Fact

BAAN FRANCE SA		INVENSYS PRODUCTION SOLUTIONS S.A.

By:	/s/ Philip D. Gray	By:	/s/ Nathan Blackwell
Name:	Philip D. Gray	Name:	Nathan Blackwell
Title	Regional President	Title:	Attorney In Fact

Index of Schedules

Schedule 2.1.2 – ISI Intellectual Property
Schedule 2.1.4 – Newton Lease
Schedule 2.1.5 – US Personal Property Leases
Schedule 2.2.4 – UK Lease
Schedule 2.2.5 – UK Personal Property Leases
Schedule 2.3.4 – French Lease
Schedule 2.3.5 – French Personal Property Leases
Schedule 2.4.4 – Dutch Lease
Schedule 2.4.5 – Dutch Personal Property Leases
Schedule 2.5.4 – German Personal Property Leases
Schedule 2.6 – Assumed Liabilities
Schedule 2.7 – Excluded Liabilities
Schedule 2.11 – Excluded Assets
Schedule 2.12 – Vehicles
Schedule 3.2 – Working Capital Items
Schedule 4.1 – Corporate Status
Schedule 4.2 – Power and Authority
Schedule 4.3 – Sellers’ Non-Contravention
Schedule 4.4 – Ownership of Assets
Schedule 4.6 – Financial Statements
Schedule 4.7 – Events Subsequent to Financial Statements Date
Schedule 4.8 – Real Property
Schedule 4.9 – Tangible Personal Property
Schedule 4.11 – Business Intellectual Property
Schedule 4.12 – Computer Hardware and Software
Schedule 4.13 – Products
Schedule 4.13.2 – Third Party Software
Schedule 4.13.5 – Customer Contracts
Schedule 4.13.6 – Reseller Agreements
Schedule 4.15 – Litigation
Schedule 4.16 – Material Contracts
Schedule 4.17.1 – U.S. Employee Benefits
Schedule 4.17.2 – U.S. Personnel List
Schedule 4.18 – Non-U.S. Employee Benefits
Schedule 4.19 – Environmental Matters
Schedule 4.20 – Compliance with Laws
Schedule 4.21 – Taxes
Schedule 4.22 – Deferred Revenue
Schedule 4.23 – Consents
Schedule 4.29 – Sellers’ Knowledge
Schedule 5.3 – Buyers’ Brokers

Schedule 5.4 – Buyers’ Non-Contravention
Schedule 5.7 – Buyers’ Knowledge
Schedule 8.2.12 – HBR Dobbin Pension Plans
Schedule 8.5 – Insurance

Index of Exhibits

Exhibit A – UK Deed
Exhibit B – French Deed
Exhibit C – Dutch Deed
Exhibit D – German Deed
Exhibit E – Transition Services Agreement

Index of Appendices

Appendix A – Definitions
Appendix B – Accounting Principles
Appendix C – Purchase Price Allocation
Appendix D – Buyer’s Deliveries
Appendix E – Sellers’ Deliveries

Appendix A

CERTAIN DEFINITIONS

The following terms have the meanings set forth below where used in the Asset Purchase Agreement dated June 11, 2004 between the Sellers and Buyers and identified with initial capital letters:

Term	Definition

120 Day Rule	As defined in Appendix B to the Agreement.

Accounts Receivable Amount	Any adjustment to the Final Working Capital made pursuant to the 120 Day Rule.

Affiliate

With respect to any party, any person which or who directly or indirectly controls, is controlled by, or is under common control with such party. (For purposes of this definition, “control” will be inferred conclusively from power to vote more than 50% of the voting shares or comparable voting interests.)

Agreement	As defined in the preamble to the Asset and Share Purchase Agreement.

Ancillary Product Materials

All documentation, materials, designs, methodologies, flow charts and file layouts of all procedures used in the coding, operation or maintenance of, or customer support with respect to, the Products, any and all Data contained in the customer support organization computer system of the Sellers, and marketing materials relating to the Products, including sales presentation materials, white papers, performance benchmark reports, and customer and sales training materials.

Assets	As defined in Section 2.5 of the Agreement.

Assumed Liabilities	As defined in Section 2.6 of the Agreement.

Term	Definition

Business	As defined in the preamble to the Agreement.

Business Condition	The condition of the Business and its assets and liabilities, taken as a whole without giving effect to the Closing.

Business Intellectual Property	As defined in Section 4.11.1 of the Agreement.

Business Trade Secretes	As defined in Section 4.11.8 of the Agreement.

Buyer, Buyers, Buyer US, Buyer UK, Buyer France, Buyer Netherlands, and Buyer Germany	As defined in the preamble to the Agreement.

Buyer Non-Solicitation Period	As defined in Section 14.2 of the Agreement.

Buyer UK’s Scheme	As defined in Section 8.2.13 of the Agreement.

Buyer US’ DC Plan	As defined in Section 8.2.9 of the Agreement.

Buyer Indemnified Parties	As defined in Section 11.2 of the Agreement.

Buyers’ Information Obligations	As defined in Section 8.2.15 of the Agreement.

Buyers’ Knowledge	As defined in Section 5.7 of the Agreement.

Cash	Money or its equivalent.

CERCLA	As defined in Section 4.19 of the Agreement.

Claim	As defined in Section 11.3.1 of the Agreement.

Claimant	As defined in Section 11.3 of the Agreement.

Closing, Closing Date and Effective Time	As defined in Section 7.1 of the Agreement.

Term	Definition

Closing Balance Sheet	As defined in Section 3.3.1 of the Agreement.

COBRA	As defined in Section 4.17.4 of the Agreement.

Code	As defined in Section 4.17.1 of the Agreement.

Computer Hardware

Any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment owned or leased by the Sellers in connection with the operation of the Business.

Computer Software

Any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form (including, but not limited to, all of the foregoing that is installed on the Computer Hardware) and all documentation, including user manuals relating to the foregoing, used in connection with the operation of the Business.

Contracts	The Real Property Leases, the Personal Property Leases, the Customer Contracts, and the Intellectual Property Contracts.

Customer Contract	An agreement between the Sellers and customers of the Business with respect to a Product.

Data	All information and data, whether in printed or electronic form and whether contained in a database or otherwise.

Term	Definition

Default	An occurrence which constitutes a breach or default under a contract, order, or other commitment, after the expiration of any grace period provided without cure.

Defending Party	As defined in Section 11.3.2 of the Agreement.

Disabling Devices

Computer software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

Dutch Accounts Receivable	As defined in Section 2.4.6 of the Agreement.

Dutch Assets	As defined in Section 2.4 of the Agreement.

Dutch Customer Contracts	As defined in Section 2.4.7 of the Agreement.

Dutch Deed	As defined in Section 2.4 of the Agreement.

Dutch Equipment	As defined in Section 2.4.1 of the Agreement.

Dutch Lease	As defined in Section 2.4.4 of the Agreement.

Dutch Personal Property Leases	As defined in Section 2.4.5 of the Agreement.

Dutch Property	As defined in Section 2.4.4 of the Agreement.

Employees	US Employees and Non U.S. Employees.

Employee Benefit Plans	As defined in Section 4.18.2 of the Agreement.

Term	Definition

Environmental Claims

The (a) liability for the cost of Remedial Measures taken with respect to any environmental conditions at the Real Properties (“Remedial Claims”), (b) losses relating to Hazardous Materials shipped by the Business on or prior to the Closing Date, (c) liability for the cost of constructing, repairing or altering any facility or other improvements of the Business in existence on the Closing Date in order to comply with Environmental Laws (“Compliance Claims”), or (d) claims by third parties, including Governmental Authorities, for losses or damages relating to environmental conditions with respect to the Real Property Leases.

Environmental Laws

The provisions of all laws and regulations of the United States, the United Kingdom, the Netherlands, and France, as applicable to the Real Property and the Real Property Leases in question, with respect to protection of the environment, including any civil laws which may impose tort or other liability for environmental damages in force as of the Closing.

ERISA and ERISA Affiliate	As defined in Section 4.17.1 of the Agreement.

Estimated Working Capital	As defined in Section 3.2.1 of the Agreement.

Excluded Assets	As defined in Section 2.11 of the Agreement.

Excluded Liabilities	As defined in Section 2.7 of the Agreement.

Final Purchase Price	As defined in Section 3.1 of the Agreement.

Final Working Capital	As defined in Section 3.3.1 of the Agreement.

Financial Statements	As defined in Section 4.6 of the Agreement.

Financial Statements Date	March 31, 2004.

v

Term	Definition

French Accounts Receivable	As defined in Section 2.3.6 of the Agreement.

French Assets	As defined in Section 2.3 of the Agreement.

French Customer Contracts	As defined in Section 2.3.7 of the Agreement.

French Deed	As defined in Section 2.3 of the Agreement.

French Equipment	As defined in Section 2.3.1 of the Agreement.

French Lease	As defined in Section 2.3.4 of the Agreement.

French Personal Property Leases	As defined in Section 2.3.5 of the Agreement.

French Property	As defined in Section 2.3.4 of the Agreement.

Funding Loan Balance	As defined in Section 2.10 of the Agreement.

German Accounts Receivable	As defined in Section 2.5.5 of the Agreement.

German Assets	As defined in Section 2.5 of the Agreement.

German Customer Contracts	As defined in Section 2.5.6 of the Agreement.

German Deed	As defined in Section 2.5 of the Agreement.

German Equipment	As defined in Section 2.5.1 of the Agreement.

German Personal Property Leases	As defined in Section 2.5.4 of the Agreement.

Term	Definition

Governmental Authority

Collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Sellers, any Affiliate of the Sellers, with respect to the Business.

Guaranteed Receivables	As defined in Section 3.5 of the Agreement.

HBR Dobbin Pension Plans

The two personal pension plans in respect of Alan Aldred and Craig Urquhart provided by the Prudential and the personal pension plan in respect of Rachel Jones provided by Skandia and to which any of the Sellers are required to contribute.

Headline Price	As defined in Section 3.1 of the Agreement.

Identified Receivables	As defined in Appendix B to the Agreement.

Identified Receivables Amount	The amount of any cash collected (including any already collected) with respect to such Identified Receivables prior to Closing.

ISI	As defined in the preamble to the Agreement.

ISI Assets	As defined in Section 2.1 to the Agreement.

Term	Definition

Indebtedness

At a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness or other liability evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than ninety (90) days past due), (d) any commitment by which a person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness or other liability guaranteed in any manner by a person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which a person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a person assures a creditor against loss, (g) any indebtedness or other liability secured by a lien on a person’s assets, (h) any income or capital stock tax liabilities, and (i) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.

Indemnitor	As defined in Section 11.3 of the Agreement

Independent Accounting Firm	As defined in Section 3.3.3 of the Agreement.

Term	Definition

Intellectual Property Contracts

All agreements concerning the Business Intellectual Property, including without limitation agreements granting the Sellers rights to use the Licensed Intellectual Property, agreements granting rights to use owned Intellectual Property (including Customer Contracts), Reseller Agreements, collaboration agreements, distributor agreements, confidentiality agreements, technology related consulting and services agreements, trademark coexistence agreements, trademark consent agreements and nonassertion agreements.

Intellectual Property

All (i) patents, patent applications, patent disclosures and inventions as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, internet domain names, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including source code and object code), data, data bases and documentation thereof, and (vi) trade secrets and other confidential information (including, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information). Intellectual Property Rights shall not include any matters dedicated to the public and free for use by any person or entity.

Term	Definition

Intra-Group Trading Account	All trading accounts between the Sellers with respect to the Business, on the one hand, and an Affiliate of the Sellers on the other hand.

Invensys Marcam	The specialized, operational-level software solutions designed for process ERP manufacturers.

Invensys Pension Plan

The Invensys Pension Scheme established by a trust deed dated 31 March 1988 and made between BTR plc, BTR Group Pension Trustee Limited and BTR Pension Trust Limited (previously known as the BTR Group Pension Scheme). Where the context so requires the Invensys Scheme includes its trustee or trustees.

Investment

As applied to any person means (a) any direct or indirect purchase or other acquisition by such person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other person and (b) any capital contribution by such person to any other person.

Licensed Intellectual Property	Intellectual Property that the Sellers are licensed or otherwise permitted by other persons to use.

Marcam France	As defined in the preamble to the Agreement.

Marcam Germany	As defined in the preamble to the Agreement.

Marcam Netherlands	As defined in the preamble to the Agreement.

Marcam UK	As defined in the preamble to the Agreement.

x

Term	Definition

Material Adverse Event

With respect to the Business, any event, condition, circumstance, or occurrence which has had or could reasonably be expected to have a material and adverse effect on the Business Condition, including any of the following events having such an effect, including the same arising out of an Act of God, flood, windstorm, earth-quake, accident, fire, explosion, casualty, riot, requisition or taking of property by governmental authority, war, embargo, or other event outside the Sellers’ control.

Material Contracts	As defined in Section 4.16 of the Agreement.

Nominated Purchaser	Any entity that, directly or indirectly, is controlled by, controls or is under common control with Buyer US.

Non-Hire Notice	As defined in Section 8.2.6 of the Agreement.

Non-U.S. Assets	The Marcam UK Assets, the Marcam France Assets, the Marcam Netherlands Assets and the Marcam Germany Assets.

Non-U.S. Business	The business of each of Marcam UK, Marcam France, Marcam Netherlands and Marcam Germany.

Non-U.S. Employees	The Sellers’ employees who are engaged in the Business immediately prior to the Closing and who are not US Employees, the names of whom are set out on Schedule 4.18 to the Agreement.

Non-U.S. Personnel List	As defined in Section 4.18.2 of the Agreement.

Non-U.S. Plans	As defined in Section 4.18.2 of the Agreement.

Newton Lease	As defined in Section 2.1.4 of the Agreement.

Term	Definition

Objection Notice	As defined in Section 3.3.2 of the Agreement.

Owned Intellectual Property	Intellectual Property owned by the Sellers.

Owns or Ownership

Such ownership as confers upon the party or person having it good and marketable title to and control over the thing or right owned, free and clear of any and all encumbrances except as disclosed in the Schedules.

PBGC	As defined in Section 4.17.12 of the Agreement.

Pensionable Employee

Employees of the Business at the Closing Date who are then active members of the Invensys Pension Plan and who are employed by Buyers immediately after the Closing Date (including any members entitled to benefits on death in service only).

Term	Definition

Permitted Liens

(a) Liens for Taxes or assessments and similar charges, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and (in each case) as to which adequate reserves (as determined in accordance with the generally accepted accounting principles applied in a manner consistent with past practices) have been established on the Sellers’ books with respect thereto, and (b) with respect to leased real property only, (i) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction for amounts not yet due and payable, (ii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased property which are not violated by the current use and operation of the leased property and (iii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased property which do not materially impair the occupancy or use of the leased property for the purposes for which it is currently used in connection with the Business.

Personal Property Leases	As defined in Section 2.5.4 of the Agreement.

Personnel	As defined in Section 6.5.1 of the Agreement.

Premises	All locations owned, leased or used by the Sellers in carrying out the operation of the Business.

Term	Definition

Products

The computer software products marketed, sold, licensed, supported, serviced or maintained by the Business, together with the inventory of the Products, the Ancillary Product Materials, any and all computer software related to, comprising or constituting such products, any and all supplements, modifications, updates, corrections and enhancements to past and current versions of such products, shipping versions of such products, versions of such products currently under development, and any and all English and foreign language versions of current and past versions of such products, and any and all back-up and archival storage (on tapes, disks or any other medium) relating to the foregoing.

Purchase Price	As defined in Section 3.1 of the Agreement.

Real Property Leases	As defined in Section 2.4.4 of the Agreement.

Reseller Agreement	All agreements by the Sellers with resellers of the Products and all agreements pursuant to which the Sellers are a reseller of products.

Retained Litigation	The items listed on Schedule 4.15.

Seller and Sellers	As defined in the preamble of the Agreement.

Seller Group Policies	As defined in Section 8.5.1 of the Agreement.

Seller Indemnified Parties	As defined in Section 11.1 of the Agreement

Sellers’ knowledge	As defined in Section 4.28 of the Agreement.

Seller Non-Solicitation Period	As defined in Section 14.1 of the Agreement.

Severance Schedule	As defined in Section 8.2.6 of the Agreement.

Term	Definition

Target Working Capital	As defined in Section 3.2 of the Agreement.

Tax or Taxes

Federal, state, county, local, foreign or other income, gross receipts, ad valorem, VAT, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

Taxes Act	The Income and Corporation Taxes Act 1988 of the United Kingdom.

Third Party Software	All Computer Software used or held for use, sale, distribution or license by the Sellers (as a separate Product or as a component of a Product) that none of the Sellers owns.

Transfer Regulations	As defined in Section 8.2.14 of the Agreement.

Transferred U.S. Employees	As defined in Section 8.2.2 of the Agreement.

UK Accounts Receivable	As defined in Section 2.2.6 of the Agreement.

UK Assets	As defined in Section 2.2 of the Agreement.

UK Customer Contracts	As defined in Section 2.2.7 of the Agreement.

UK Deed	As defined in Section 2.2 of the Agreement.

UK Employees	As defined in Section 8.2.10 of the Agreement.

UK Equipment	As defined in Section 2.2.1 of the Agreement.

UK Lease	As defined in Section 2.2.4 of the Agreement.

UK Personal Property Leases	As defined in Section 2.2.5 of the Agreement.

UK Property	As defined in Section 2.2.4 of the Agreement.

Term	Definition

US Accounts Receivable	As defined in Section 2.1.6 of the Agreement.

U.S. Employee Benefit Plans	As defined in Section 4.17.1 of the Agreement.

U.S. Employees	As defined in Section 4.17.1 of the Agreement, the names of whom are set forth on Schedule 4.17.2.

US Equipment	As defined in Section 2.1.1 of the Agreement.

U.S. Personal Property Leases	As defined in Section 2.1.5 of the Agreement.

U.S. Personnel List	As defined in Section 4.17.2 of the Agreement.

VAT	As defined in Section 8.6.1 of the Agreement.

VAT Records	As defined in Section 8.6.2 of the Agreement.

Vehicles	As defined in Section 2.12 of the Agreement.